As filed with the Securities and Exchange Commission on June 20, 2008
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WGNB CORP.
(Exact Name of Registrant as Specified in Its Charter)

Georgia	6021	58-1640130
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

201 Maple Street
P.O. Box 280
Carrollton, Georgia 30112
(770) 832-3557
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

H.B. Lipham, III
Chief Executive Officer
WGNB Corp.
201 Maple Street
Carrollton, Georgia 30112
(770) 832-3557
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent For Service)
With copies to: Karen K. Leach, Esq. Paul, Hastings, Janofsky & Walker LLP 600 Peachtree Street, N.E. Suite 2400 Atlanta, Georgia 30308-2222 (404) 815-2400

Approximate date of commencement of proposed sale to the public: as soon as practicable following the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definition of “large accelerated filer,” accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one).

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Nontransferrable preferred stock purchase rights	6,057,594	—	(1)	$0		$0
Shares of 9% Series A Convertible Preferred Stock, initial stated value $10.00 per share (2) (3)	2,500,000	$10.00	(4)	$25,000,000	(5)	$982.50

(1)
The rights are being issued without consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, no separate registration fee is required because the rights are being registered in the same registration statement as the preferred stock underlying the rights.

(2)	Represents shares of Series A Convertible Preferred Stock issuable upon exercise of the rights.
(3)
The securities being registered also include 2,500,000 shares of common stock initially issuable upon conversion of the Series A Convertible Preferred Stock. In accordance with Rule 416, the number of shares registered hereby shall also be deemed to include an indeterminate number of additional shares of common stock that may be issued upon conversion of the Series A Convertible Preferred Stock as a result of antidilution provisions thereof.

(4)	Pursuant to Rule 457(g), based on the exercise price of the rights.
(5)	Represents the gross proceeds from the assumed exercise of all rights issued.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to completion, dated June [ ], 2008

Nontransferable Purchase Rights for up to
2,500,000 Shares of
9% Series A Convertible Preferred Stock

We are distributing to holders of our outstanding common stock, at no charge, nontransferable subscription rights to purchase up to an aggregate of 2,500,000 shares of our 9% Series A Convertible Preferred Stock (we refer to this security in this prospectus as our “Series A Preferred”) at a cash subscription price of $10.00 per share. Each share of Series A Preferred will have an initial stated value of $10.00 per share, and will be convertible, beginning on the third anniversary of the original issue date, into shares of our common stock at a conversion ratio of one share of common stock for each share of Series A Preferred held at the time of conversion, representing an initial conversion price of $10.00 per share which is subject to adjustment.

You are receiving this prospectus because you held shares of our common stock as of the close of business on June 30, 2008, the record date for this rights offering. We have granted you one right for each share of our common stock that you owned on the record date. You may purchase one share of our Series A Preferred for every 2.423 rights granted to you. If you exercise your rights in full, you may also exercise an over-subscription right to purchase additional shares of Series A Preferred that remain unsubscribed at the expiration of the rights offering, subject to availability and allocation of shares among persons exercising this over-subscription right. We intend to offer any shares of Series A Preferred that remain unsubscribed (after taking into account all over-subscription rights exercised) at the expiration of the rights offering to the public.

The rights will expire if they are not exercised by 5:00 p.m., Eastern Daylight time, on August 11, 2008, unless we extend the rights offering in our sole discretion.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “WGNB.” On June 19, 2008, the last reported sale price of our common stock was $8.75 per share. We intend to apply for listing of our Series A Preferred on the Nasdaq Capital Market under the symbol “WGNA”. We cannot assure you that our Series A Preferred will meet the requirements for listing or that there will be an active trading market for our Series A Preferred.

	Per Share	Total
Initial public offering price	$10.00	$25,000,000
Proceeds, before expenses, to WGNB Corp.	$10.00	$25,000,000

Investing in our preferred stock and common stock involves a high degree of risk. See “Risk Factors” on page 10. The shares of our Series A Preferred offered hereby and our common stock are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated June [   ], 2008

-i-

PROSPECTUS SUMMARY

This summary highlights only selected information contained elsewhere in this prospectus. It does not contain all of the information that is important to you before investing in our preferred stock. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements included or incorporated by reference herein.

About WGNB Corp.

Unless the context otherwise indicates, references in this prospectus to “we,” “us,” “our” the “Company” or “WGNB” refer to WGNB Corp., a Georgia corporation and its wholly-owned subsidiary, First National Bank of Georgia. We sometimes refer to our subsidiary as “FNBGA”.

We are an $886 million asset bank holding company headquartered in Carrollton, Georgia. We conduct operations in western Georgia through our wholly-owned subsidiary, First National Bank of Georgia, a full service commercial bank offering a variety of services customary for community banks of similar size which are designed to meet the banking needs of individuals and small to medium-sized businesses. We attract most of our deposits from Carroll, Haralson, Douglas and Coweta Counties and conduct most of our lending transactions from an area encompassing Carroll, Haralson, Douglas, Coweta and Paulding Counties.

We operate a total of sixteen branches, a loan production office and nine additional 24-hour ATM sites located in Carroll, Haralson, Douglas and Coweta Counties in Georgia. We are a member of Star, Cirrus and several other ATM networks of automated teller machines that permit our customers to perform monetary transactions in most cities throughout the southeast and other regions. We also offer Internet banking services.

Our principal executive offices are located at 201 Maple Street, Carrollton, Georgia 30117, and our telephone number is (770) 832-3557. Our website address is http://www.wgnb.com. Information included or referred to on our website is not incorporated by reference in or otherwise a part of this prospectus.

Other Developments

FNBGA has experienced a significant increase in non-performing assets since the third quarter of 2007 as evidenced by recent disclosures in public filings and press releases. Management and the Board of Directors anticipate that non-performing assets and potential charge-offs are likely to increase throughout 2008 before the residential construction and development market becomes more stable. Additionally, we are likely to be under increased regulatory scrutiny, which may include enforcement actions against us. In response to these factors, the Board of Directors has chosen to take the following actions, along with the increase in capital which will result from this rights offering. The following list is not intended to be all inclusive and other actions may be necessary as economic conditions change:

•	We intend to hire additional asset recovery staff to include management whose sole responsibility will be to reduce non-performing assets as quickly as possible.
•
We will continue to review and revise, as appropriate, our loan portfolio management procedures and processes which will include loan diversification, increased underwriting standards, intensified loan review and aggressive problem asset identification.

•
We will maintain a valuation process which we believe balances rapid collection of non-performing loans and reduction of foreclosed property with maximizing the next realizable value of these assets for the shareholders.

•	We will take necessary steps in order to be considered well capitalized as determined by regulatory standards applicable to FNBGA and us.

Questions and Answers About this Rights Offering

WHAT IS THE RIGHTS OFFERING?

The rights offering is a distribution to holders of our common stock, at no charge, of nontransferable rights to purchase shares of our Series A Preferred based on your ownership of common stock as of June 30, 2008, the record date. Each right will be evidenced by a nontransferable rights certificate. You may purchase one whole share of our Series A Preferred at $10.00 per share for every 2.423 rights granted to you.

HOW MANY RIGHTS WILL I RECEIVE?

You will receive one right for each share of our common stock held by you on the record date.

WHY DO I NEED TO EXERCISE 2.423 RIGHTS TO PURCHASE ONE SHARE OF SERIES A PREFERRED?

As of June 30, 2008, we had outstanding 6,057,594 shares of our common stock. Because we have granted one right for each share of common stock, we granted in the aggregate 6,057,594 rights. As a result, because we are offering 2,500,000 shares of Series A Preferred in this rights offering, you must exercise 2.423 rights to acquire one share.

WHAT IS THE OVER-SUBSCRIPTION RIGHT?

By extending over-subscription rights along with the purchase rights, we are providing shareholders who exercise all of their purchase rights with the opportunity to purchase any shares of Series A Preferred that are not purchased by other shareholders. The over-subscription right entitles you, if you fully exercise your purchase rights, to subscribe for additional shares of Series A Preferred Stock not purchased by other shareholders in the rights offering, at the same subscription price per share. If an insufficient number of shares is available to fully satisfy all over-subscription right requests, the available shares will be distributed proportionately among rights holders who exercised their over-subscription right based on the number of shares each rights holder subscribed for on exercise of the purchase rights. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.

HOW LONG WILL THE RIGHTS OFFERING LAST?

You will be able to exercise your purchase rights only during a limited period. If you do not exercise your purchase rights before 5:00 p.m., Eastern Daylight time, on August 11, 2008, your purchase rights will expire, unless we extend the rights offering in our sole discretion. Our officers and directors will offer and sell any shares that are not subscribed for in the rights offering to the public on a best efforts basis.

IS THERE ANY LIMITATION ON THE NUMBER OF RIGHTS I MAY EXERCISE?

You may only purchase the number of whole shares of Series A Preferred purchasable upon exercise of the number of purchase rights distributed to you in this offering, plus the maximum amount of over-subscription shares available. Accordingly, the number of shares of Series A Preferred you may purchase in this offering is limited by the number of shares of our common stock you held on the record date, and by the extent to which other shareholders exercise their purchase rights and over-subscription rights, which we cannot determine prior to completion of the offering.

WHAT WILL HAPPEN IF LESS THAN ALL OF THE PURCHASE RIGHTS ARE EXERCISED?

If shares remain available for sale after taking into account those shareholders who exercise over-subscription rights, we will offer those remaining shares to the public at the $10.00 per share purchase price.

ARE DIRECTORS AND OFFICERS PARTICIPANTS IN THE RIGHTS OFFERING?

As of the date of this prospectus, certain of our directors, executive officers and their related parties have indicated an intent to exercise their subscription rights to purchase up to a maximum of approximately $7.1 million in available shares.

WHY IS WGNB ENGAGING IN A RIGHTS OFFERING?

As is the case with other financial institutions, our business and financial condition continue to be impacted by the downturn in the economy. Our business, for example, is dependent on the status of the residential real estate market in the metro-Atlanta area, which has declined over the past year. This directly impacts our levels of non-performing loans which continue to be at historic highs for us. In order to improve our balance sheet and capital position, we are trying to raise additional Tier 1 capital. We are conducting the rights offering in order to allow our existing shareholders to participate in this financing, allowing them to minimize the dilution of their ownership arising from our issuance of the Series A Preferred.

WHAT DOES WGNB PLAN TO DO WITH THE PROCEEDS OF THE RIGHTS OFFERING?

Total gross proceeds of the rights offering will be up to $25,000,000. We will use the proceeds from the closing of the rights offering to pay transaction-related expenses, for general corporate purposes and capital enhancement. See “Use of Proceeds.”

WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY PURCHASE RIGHTS?

You will retain your current number of shares of common stock even if you do not exercise your purchase rights. If you choose not to exercise your purchase rights, the percentage of our common stock that you beneficially own will decrease following the rights offering due to the Series A Preferred being convertible into shares of our common stock. Rights not exercised prior to the expiration of the rights offering will expire. Thereafter, our officers and directors will offer and sell any shares that are not subscribed for in the rights offering to the public on a best efforts basis.

HOW DO I EXERCISE MY PURCHASE RIGHTS?

You may exercise your purchase rights by properly completing and signing your rights certificate. You must deliver your rights certificate with full payment of the subscription price (including any amounts in respect of the over-subscription right) to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering - Guaranteed Delivery Procedures” beginning on page 22. Registrar and Transfer Company, our transfer agent, will serve as subscription agent for the rights offering.

WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER, CUSTODIAN BANK OR OTHER NOMINEE?

If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

WILL I BE CHARGED A SALES COMMISSION OR A FEE BY WGNB OR THE SUBSCRIPTION AGENT IF I EXERCISE MY PURCHASE RIGHTS?

No. We will not charge a brokerage commission or a fee to rights holders for exercising their rights. However, if you exercise your rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

WHAT IS THE BOARD OF DIRECTORS’ RECOMMENDATION REGARDING THE RIGHTS OFFERING?

Our Board of Directors is not making any recommendation as to whether you should exercise your subscription rights. We urge you to make your decision based on your own assessment of the rights offering and our company.

HOW MANY SHARES MAY I PURCHASE?

You are receiving one nontransferable subscription right for each share of common stock that you owned on June 30, 2008, the record date. Each subscription right consists of the basic purchase right and the over-subscription right. You must exercise 2.423 basic purchase rights in order to purchase one share of Series A Preferred for $10.00 per share. For illustrative purposes only, if a shareholder owns 1,000 shares of our common stock on June 30, 2008, that shareholder would be permitted to purchase 412 shares [1,000 purchase rights / 2.423 = 412.72 with fractional shares rounded down to the nearest whole number]. See “The Rights Offering – Subscription Rights – Basic Purchase Right.” The over-subscription right entitles you to purchase additional shares of Series A Preferred at the same purchase price per share on a pro-rata basis to the number of shares you purchased under your basic purchase right, provided you fully exercise your basic purchase right. “Pro-rata” means in proportion to the number of shares of our Series A Preferred that you and the other rights holders electing to exercise their over-subscription rights have purchased by exercising the basic purchase rights on their holdings of common stock. See “The Rights Offering – Subscription Rights – Over-subscription Right.”

DO I HAVE TO PAY THE PURCHASE PRICE IN CASH?

You must timely pay the purchase price by wire transfer, certified or cashier’s check drawn on a U.S. bank, or personal check that clears before the expiration date.

WHAT IF MY RIGHTS RESULT IN FRACTIONAL SHARES?

You may not purchase fractional shares of our Series A Preferred. If your rights would allow you to purchase a fractional share, you may exercise them only by rounding down to and paying for the nearest whole share, or paying for any lesser number of whole shares.

WHAT ARE THE TERMS OF THE SERIES A CONVERTIBLE PREFERRED STOCK?

General. We expect to issue 2,500,000 shares of Series A Preferred in the rights offering and have designated an aggregate of 3,000,000 of our preferred shares as Series A Preferred. The number of outstanding shares of Series A Preferred could be increased in the future.

Ranking. With respect to the payment of dividends and amounts upon liquidation, the Series A Preferred will rank equally with any other class or series of our stock that ranks on a par with the Series A Preferred in the payment of dividends and in the distribution of assets on any dissolution, winding-up and liquidation of WGNB, if any, which we refer to as “Parity Stock,” and will rank senior to our common stock and any other class or series of our stock over which the Series A Preferred has preference or priority in the payment of dividends or in the distribution of assets on any dissolution, winding-up and liquidation of WGNB, which we refer to as “Junior Stock.”

Dividends. Non-cumulative cash dividends will be payable if, as and when declared by our board of directors, quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing September 15, 2008. We refer to these dates as the “Dividend Payment Dates.” If any Dividend Payment Date is not a business day, then cash dividends, if any, declared for payment on such day will be paid on the next business day. However, no interest or other payment shall be paid in respect of the delay. We refer to the period from and including the date of issuance of the Series A Preferred or any Dividend Payment Date to but excluding the next Dividend Payment Date as a “Dividend Period.” For any Dividend Period, dividends will be paid, if, as and when declared by our board of directors, at a rate per annum equal to 9.00%.

Conversion Rights. From and after the third anniversary of the date we first issue shares of Series A Preferred, each share of the Series A Preferred will be convertible at the election of the holder into shares of our common stock by dividing the $10.00 stated value of the Series A Preferred by a conversion price, which will initially be $10.00. The conversion price will be adjusted to reflect subdivisions or combinations of our common stock such as stock splits, stock dividends, recapitalizations or reverse splits. Any conversion of the Series A Preferred is subject to the limitation set forth below under “—Limitation on Beneficial Ownership.”

Mandatory Conversion at Our Option. On or after September 15, 2013, we may, at our option, at any time or from time to time cause some or all of the Series A Preferred to be converted into shares of our common stock at the then applicable conversion rate. See “Description of the Series A Preferred Stock—Mandatory Conversion at Our Option.”

Limitation on Beneficial Ownership. Notwithstanding the foregoing, no holder of Series A Preferred will be entitled to receive shares of our common stock upon conversion to the extent, (but only to the extent), that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of our common stock outstanding at such time. Any purported delivery of shares of our common stock upon conversion of Series A Preferred shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the shares of our common stock outstanding at such time. If any delivery of shares of our common stock owed to a holder upon conversion of Series A Preferred is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 9.9% of the shares of our common stock outstanding at such time. We have the right to waive this limitation, in our sole discretion, and this limitation on beneficial ownership shall not constrain in any event our ability to exercise our right to cause the Series A Preferred to convert mandatorily.

Voting. Holders of the Series A Preferred will have no voting rights, except as required by law.

Liquidation. The holders of the Series A Preferred will be entitled to receive liquidating distributions out of our assets available for distributions to shareholders in the event of any voluntary or involuntary dissolution, winding up and liquidation. Liquidating distributions will be payable to the holders of the Series A Preferred before any distribution of assets is made to holders of common stock or any other class of Junior Stock.

For a more complete description of the rights, preferences and privileges of the Series A Preferred, see “Description of the Series A Preferred.”

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE RIGHTS OFFERING AND AS A HOLDER OF SERIES A PREFERRED?

A holder of common stock should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering.

As a holder of Series A Preferred, if you are a non-corporate United States holder, dividends paid to you in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable to you at a maximum rate of 15%; provided, that you hold your shares of Series A Preferred for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date (or, if the dividend is attributable to a period or periods aggregating over 366 days, provided that you hold your shares of Series A Preferred for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date) and meet certain other requirements. If you are taxed as a corporation, subject to certain limitations, dividends would be eligible for the 70% dividends-received deduction. If you are a non-United States holder of Series A Preferred, dividends paid to you are subject to withholding tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

For further discussion of the tax consequences relating to the rights offering and ownership of our Series A Preferred, see “Material United States Federal Income Tax Considerations.”

HOW MANY SHARES OF WGNB COMMON STOCK AND PREFERRED STOCK WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?

On June 30, 2008, the record date for the rights offering, there were 6,057,594 shares of common stock outstanding, and completion of the rights offering will not immediately affect the number of shares of common stock outstanding. Following completion of the rights offering, (assuming all shares are purchased including through exercise of over-subscription rights), there will be 2,500,000 shares of Series A Preferred outstanding, which will initially be convertible beginning on the third anniversary of the date of first issuance of the Series A Preferred into 2,500,000 shares of common stock. Assuming conversion of all shares of Series A Preferred, (and excluding 242,900 shares of common stock underlying currently outstanding options), there would be 8,557,594 shares of common stock outstanding.

IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?

Yes. The exercise of your rights and investing in our securities involves risks. Exercising your rights should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 10.

MAY I TRANSFER MY RIGHTS IF I DO NOT WANT TO PURCHASE ANY SHARES?

No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable to certain affiliates of the recipient and by operation of law - for example, upon death of the recipient.

AM I REQUIRED TO SUBSCRIBE IN THE RIGHTS OFFERING?

No.

AFTER I EXERCISE MY RIGHTS, CAN I CHANGE MY MIND AND CANCEL MY PURCHASE?

No. Once you send in your subscription certificate and payment you cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock changes. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our Series A Preferred at a price of $10.00 per share. See “The Rights Offering - No Revocation.”

WHEN WILL I RECEIVE MY SHARES OF SERIES A PREFERRED STOCK IF I EXERCISE MY PURCHASE RIGHTS?

If you purchase shares of Series A Preferred through this rights offering, you will receive certificates representing those shares as soon as practicable after the expiration of the rights offering. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your basic or over-subscription rights in order to comply with state securities laws.

WILL THE SERIES A PREFERRED BE TRADED ON ANY STOCK EXCHANGE OR LISTED ON A QUOTATION SERVICE?

We intend to apply for listing of our Series A Preferred on the Nasdaq Capital Market under the symbol “WGNA”. We cannot assure you that our Series A Preferred will meet the requirements for listing or that there will be an active trading market for our Series A Preferred.

In the event there is no liquid trading market for the Series A Preferred, conversion into the underlying shares of our common stock and sale of those shares may be the only way for you to liquidate your investment in any shares of Series A Preferred you purchase in the rights offering. Conversion is available only after the third anniversary of the date we first issue shares of our Series A Preferred.

IF THE RIGHTS OFFERING IS NOT COMPLETED, WILL MY SUBSCRIPTION PAYMENT BE REFUNDED TO ME?

Yes. The subscription agent will hold all funds it receives in escrow until completion of the rights offering. If the rights offering is not completed, the subscription agent will return promptly, without interest, all subscription payments. We reserve the right to terminate the offering at any time if, due to market conditions or otherwise, our Board deems it advisable not to proceed with the rights offering.

WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS?

If you have questions or need assistance, please contact Registrar & Transfer Company, the subscription agent, toll-free within the United States and Canada by calling 800-368-5948. An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available Monday through Thursday, between the hours of 8:00 A.M. and 7:00 P.M. Eastern time, and Friday, between the hours of 8:00 A.M. and 5:00 P.M. Eastern time (except holidays).

TO WHOM SHOULD I SEND FORMS AND PAYMENTS?

For delivery by mail, hand delivery or overnight courier:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
Attn: Reorg/Exchange Dept.

For instructions on how your subscription payment should be sent to the subscription agent, see “The Rights Offering – Method of Subscription – Exercise of Subscription Rights” on page 19.

To ask other questions or to receive copies of our recent SEC filings, you also can contact us by mail or telephone, or refer to the other sources described under “Where You Can Find More Information” on page 47.

IF I AM NOT A SHAREHOLDER BUT WISH TO SUBSCRIBE FOR SHARES IN THE REOFFERING OF ANY AVAILABLE SHARES, WHAT DO I DO?

We will accept nonbinding subscriptions for unsold shares during the pendency of the rights offering. Upon completion of our rights offering, we will furnish a prospectus supplement that sets forth the results of our rights offering and the amount of unsubscribed shares accompanied by an acknowledgement of subscription for investors to complete and submit together with the subscription price. At that time, subscriptions for the reoffered shares will be accepted by us in the order in which they are received subject, however, to prior sale. All subscription proceeds we receive will be deposited in a noninterest-bearing deposit account with First National Bank of Georgia until the time that we accept or reject those subscriptions. The reoffer of our shares will commence promptly following expiration of the rights offering and will continue until September 15, 2008 or the date on which we have accepted subscriptions for all shares remaining available for sale. We may choose to end the offering sooner or to extend the offering.

IS THE REOFFER TO THE PUBLIC SUBJECT TO ANY MINIMUM OR MAXIMUM SUBSCRIPTION AMOUNTS?

You must subscribe for at least 100 shares of our Series A Preferred. There is no maximum amount of shares you can subscribe for as long as we have shares remaining available for sale after our rights offering is completed. You may not revoke or change your subscription after you have submitted your acknowledgment of subscription (which must be accompanied by payment). We may choose to reject your subscription entirely or accept it for only a portion of the shares for which you subscribe.

IS A SUBSCRIPTION FOR THE SERIES A PREFERRED IN THE PUBLIC REOFFERING OF THOSE SHARES RISKY?

Yes. Whether you are a shareholder participating in the rights offering, or a new investor purchasing shares in the public reoffering of these shares, investing in our securities involves risks. Exercising your rights should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 10.

Summary Financial Data

The following statements of operations data for each of the years ended December 31, 2005, 2006 and 2007 and the balance sheet data as of December 31, 2007 and 2006 have been derived from our audited financial statements and related notes which are incorporated by reference into this prospectus. The statements of operations data for the three months ended March 31, 2008 and 2007 and the balance sheet data as of March 31, 2008 have been derived from our unaudited financial statements and related notes which are incorporated by reference into this prospectus. In the opinion of management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary for the fair presentation of our financial position and results of operations for these periods. The summary financial data set forth below should be read in conjunction with our financial statements, the related notes, “Risk Factors,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere or incorporated by reference in the document. The historical results are not necessarily indicative of the results to be expected for any future period.

	Year ended December 31,					Three Months ended March 31,
In Thousands, except share and per share amounts	2007	2006	2005	2004	2003	2008	2007
For the Period:
Total Interest Income	$55,828	$42,093	$32,546	$25,268	$23,542	$14,131	$11,892
Total Interest Expense	27,181	18,727	12,583	7,570	7,527	6,819	5,619
Net Interest Income	28,647	23,366	19,963	17,698	16,015	7,312	6,273
Provision for Loan Losses	10,206	1,465	1,550	925	350	750	375
Net Interest Income After Provision for Loan Losses	18,441	21,901	18,413	16,773	15,665	6,562	5,898
Total Other Income	8,068	6,404	6,008	5,637	5,554	2,435	1,733
Total Other Expense	23,341	16,519	14,464	13,664	12,752	6,581	4,697
Earnings Before Income Taxes	3,168	11,786	9,957	8,746	8,467	2,416	2,934
Income Taxes	134	3,458	2,889	2,682	2,680	585	953
Net earnings	3,034	8,327	7,067	6,064	5,787	1,831	1,981
Per Share Data:
Basic net earnings	0.55	1.67	1.42	1.22	1.17	0.30	0.40
Diluted net earnings	0.55	1.66	1.41	1.21	1.15	0.30	0.39
Cash dividends declared	0.82	0.72	0.61	0.52	0.45	0.21	0.20
Book value	13.23	10.50	9.61	9.01	8.49	13.32	10.72
Tangible book value	8.37	10.50	9.61	9.01	8.49	8.49	10.72
At Period End:
Total loans	659,964	474,319	423,720	356,909	296,498	665,159	498,088
Earning assets	739,334	550,466	503,275	425,062	367,694	767,051	575,813
Assets	883,665	575,329	523,643	441,929	393,216	886,179	608,018
Total deposits	706,377	462,813	429,049	338,398	303,316	703,083	496,356
Stockholders’ equity	80,151	52,496	47,952	44,962	42,089	80,717	53,655
Tangible stockholders equity	50,717	52,496	47,952	44,962	42,089	51,399	53,655
Common shares outstanding	6,057,594	5,000,613	4,987,794	4,988,661	4,959,678	6,057,594	5,003,790
Average Balances:
Total loans	$580,387	$441,883	$395,943	$330,159	$287,861	$656,599	$492,633
Earning assets	683,998	522,703	473,480	404,121	357,468	770,829	570,555
Assets	740,862	549,691	501,191	428,637	384,395	886,375	605,768
Deposits	594,564	440,560	393,851	325,991	296,723	703,539	494,998
Stockholders’ equity	69,412	50,358	46,857	43,742	40,708	81,318	53,560
Tangible Stockholders’ equity	54,695	50,358	46,857	43,742	40,708	52,008	53,560
Weighted average shares outstanding	5,534,851	4,998,103	4,986,930	4,958,604	4,962,131	6,057,594	5,001,286
Weighted average diluted shares outstanding	5,560,038	5,024,668	5,024,429	5,034,495	5,035,470	6,061,161	5,041,575
Key Performance Ratios:
Return on average assets	0.41%	1.51%	1.41%	1.41%	1.51%	0.83%	1.30%
Return on average equity	4.37%	16.54%	15.08%	13.86%	14.22%	9.00%	14.79%
Return on average tangible equity	5.55%	16.54%	15.08%	13.86%	14.22%	14.08%	14.79%
Net interest margin, taxable equivalent	4.33%	4.60%	4.37%	4.55%	4.65%	3.27%	4.56%
Dividend payout ratio	149.09%	43.11%	43.19%	42.62%	38.29%	70.00%	49.18%
Average equity to average assets	9.37%	9.16%	9.35%	10.20%	10.59%	9.17%	8.84%
Average loans to average deposits	97.62%	100.30%	100.53%	101.28%	97.01%	93.33%	99.52%
Overhead ratio	63.57%	55.49%	55.69%	58.56%	59.12%	67.52%	58.67%

 RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding whether to exercise your purchase rights and invest in our preferred stock.

Risks Relating to the Rights Offering.

The subscription price determined for this rights offering is not necessarily an indication of our value.

The subscription price per share was arbitrarily set by our Board of Directors and approximates a slight premium to the current trading value of our common stock as of the date of this prospectus. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the value of our Series A Preferred. As of the date of this prospectus, the price of our common stock is trading below the conversion price of the Series A Preferred.

This is a best efforts offering only with no minimum amount of proceeds we must raise in order to accept subscriptions.

The offering of the Series A Preferred to our shareholders and others is being made by our officers and directors on a best efforts basis only and we are not required to raise a minimum amount of proceeds before we are permitted to close on the offering and have use of the funds. While we have received informal indications of interest from certain directors, executive officers and related parties, we have no binding standby purchase agreements with respect to this offering. We may raise less than the $25,000,000 of Series A Preferred we are registering in this offering and the amounts we raise may not be sufficient for our intended purposes.

You may not revoke your subscription rights exercise and could be committed to buying shares of preferred stock above the prevailing market value of our common stock into which the Series A Preferred is convertible.

Once you exercise your subscription rights, you may not revoke the exercise and cancel the purchase of the shares in the rights offering. The public trading market price of our common stock is currently below the price at which shares of Series A Preferred are convertible into shares of our common stock as of the date of this prospectus, and could further decline before the subscription rights expire. If you exercise your subscription rights and, the public trading market price of our common stock does not increase, you will have committed to buying shares of our Series A Preferred at a price above the prevailing market value of our common stock into which the Series A Preferred is convertible. Moreover, the Series A Preferred is not convertible for the first three years after issuance, and the trading price of our common stock may further decline. You may be unable to sell your shares of Series A Preferred at a price equal to or greater than the subscription price you paid for such shares.

If an active trading market does not develop for the Series A Preferred, the trading price and liquidity of the Series A Preferred may be adversely affected.

We intend to apply for listing of our Series A Preferred on the Nasdaq Capital Market. We cannot assure you that our Series A Preferred will meet the requirements for listing or that there will be an active trading market for our Series A Preferred. If an active trading market does not develop, the trading price and liquidity of the Series A Preferred may be adversely affected. We cannot assure you that an active trading market for the Series A Preferred will develop or as to the liquidity or sustainability of any such market, your ability to sell the Series A Preferred or the price at which you will be able to sell your Series A Preferred. Future trading prices will also depend on many factors, including, among others, our operating results, the price of our common stock and the market for similar securities.

In the event there is no liquid trading market for the Series A Preferred, conversion into the underlying shares of our common stock and sale of those shares may be the only way for you to liquidate your investment in any shares of Series A Preferred you purchase in the rights offering and conversion is not permitted until the third anniversary following the issuance of these shares. The conversion price of our Series A Preferred is currently above the market price of our common stock.

If we cancel this rights offering, we will not have any obligation to you except to return your subscription payments.

If we elect to withdraw or terminate this rights offering, we do not have any obligation with respect to the subscription rights except to return, without interest or deduction, any subscription payments we received from you.

If you do not act promptly and follow subscription instructions, your exercise of subscription rights may be rejected.

Shareholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., Eastern Daylight time, on August 11, 2008, the expiration time of this rights offering unless we elect to extend the rights offering in our sole discretion. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration time. We will not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., Eastern Daylight time, on August 11, 2008, the expiration time of this rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, we may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. We do not undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you make payment of the subscription price by personal check, your check may not have cleared in sufficient time to enable you to purchase shares in this rights offering.

Any personal check used to pay for shares to be issued in this rights offering must clear prior to the expiration time of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by personal check and your check has not cleared prior to the expiration time of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you attempted to purchase and you will lose the value of your subscription rights.

Risks Relating to the Series A Preferred

The Series A Preferred is equity and is subordinate to our existing and future indebtedness.

The shares of Series A Preferred are equity interests in WGNB and do not constitute indebtedness. As such, the shares of Series A Preferred will rank junior to all indebtedness and other non-equity claims on WGNB with respect to assets available to satisfy claims on WGNB, including in a liquidation of WGNB. In addition, our Board of Directors has the ability to issue additional shares of preferred stock and any future designated series of preferred stock may be senior to the Series A Preferred for purposes of dividends and distributions upon liquidation and we would be required to satisfy those senior liquidation preferences before we are permitted to make distributions to holders of our Series A Preferred.

Our ability to pay dividends is dependent on a number of factors, including satisfying regulatory requirements, and we cannot guarantee that we will be in a position to pay dividends in the future as currently expected.

Unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series A Preferred (1) dividends are payable only if, as and when declared by our board of directors and (2) as a corporation, we are subject to restrictions on payments of dividends out of lawfully available funds. Further, even if we are able to pay dividends on our Series A Preferred (which are senior to our common stock for purposes of dividends and distributions), we may be limited, or prohibited, from paying dividends on our common stock.

We are a legal entity separate and distinct from our FNBGA subsidiary. The principal source of cash flow for WGNB is dividends from FNGBA. The amount of dividends that may be paid by FNBGA to us depends on FNGBA’s earnings and capital position and is limited by various statutory and regulatory limitations. In addition, the Federal Reserve has stated that bank holding companies should cut or eliminate dividends unless (1) the company’s net income available to shareholders over the past year has been sufficient to fully fund the dividends and (2) the prospective rate of earnings retention appears consistent with the company’s capital needs, asset quality, and overall financial condition.

As a national bank, FNGBA may not pay dividends from its paid-in-capital. All dividends must be paid out of retained earnings, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank’s net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the Office of Comptroller of the Currency (OCC) is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. FNBGA may not pay a dividend if, after paying the dividend, it would be undercapitalized.

In addition to the availability of funds from FNGBA, our future dividend policy is subject to the discretion of our Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs and general business conditions. If dividends should be declared in the future, the amount of such dividends presently cannot be estimated and it cannot be known whether such dividends would continue for future periods. We also have issued and outstanding debt securities under which we may defer interest payments from time to time, but in that case we would not be permitted to pay dividends on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, including the Series A Preferred, during the deferral period. Further, if an event were to occur that would be an event of default under the indenture governing those debt securities, we would not be permitted to pay dividends on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, including the Series A Preferred.

Dividends on the Series A Preferred are non-cumulative.

Dividends on the Series A Preferred are non-cumulative. Consequently, if our Board of Directors does not authorize and declare a dividend for any Dividend Period, holders of the Series A Preferred would not be entitled to receive any such dividend, and such unpaid dividend will cease to accrue and will not be payable. We will have no obligation to pay dividends accrued for a Dividend Period after the Dividend Payment Date for such period if our Board of Directors has not declared such dividend before the related Dividend Payment Date, whether or not dividends are declared for any subsequent Dividend Period with respect to the Series A Preferred or any other class or series of our authorized preferred stock.

The price of our common stock, and therefore of the Series A Preferred, may fluctuate significantly, and this may make it difficult for you to resell the Series A Preferred or common stock issuable upon conversion of the Series A Preferred when you want or at prices you find attractive.

The price of our common stock on the Nasdaq Capital Market constantly changes. We expect that the market price of our common stock will continue to fluctuate. In addition, because the Series A Preferred is convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the value of the Series A Preferred.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	quarterly variations in our operating results or the quality of our assets;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	our past and future dividend practice;

•	our creditworthiness;

•	interest rates;

•	the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally;

•	announcements of innovations, new products, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities; and

•
changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility, or other economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results. Accordingly, the Series A Preferred that an investor purchases, whether in this offering or in the secondary market, may trade at a price lower than that at which it was purchased.

The conversion rate of the Series A Preferred may not be adjusted for all dilutive events that may adversely affect the trading price of the Series A Preferred or the common stock issuable upon conversion of the Series A Preferred.

The conversion rate of the Series A Preferred is subject to adjustment upon certain events, including the issuance of dividends or distributions in common stock and subdivisions and combinations of our common stock as described under “Description of the Series A Preferred—Anti-Dilution Rate Adjustments.” We will not adjust the conversion rate for other events, including offerings of common stock for cash by us or in connection with acquisitions. There can be no assurance that an event that adversely affects the value of the Series A Preferred, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market value of the Series A Preferred.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock or the Series A Preferred.

We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or Series A Preferred or any substantially similar securities. The market price of our common stock or Series A Preferred could decline as a result of sales of shares of common stock or Series A Preferred or similar securities in the market made after this offering or the perception that such sales could occur.

From and after the third anniversary of initial issuance, each share of Series A Preferred will be convertible at the option of the holder thereof into one share of our common stock, subject to anti-dilution adjustments. The conversion of some or all of the Series A Preferred will dilute the ownership interest of our existing common stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of the outstanding shares of our common stock and the Series A Preferred.

Before converting any Series A Preferred into our common stock, you are not entitled to any rights with respect to our common stock, but you will be subject to all changes affecting our common stock.

Before converting any Series A Preferred into our common stock, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock). You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your Series A Preferred and in limited cases under the adjustments to the conversion rate. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to your becoming a record holder of the shares of common stock issuable upon conversion, you will not be entitled to vote such shares in respect of such amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock made if such amendment is approved.

The issuance of additional series of our preferred stock could adversely affect holders of our common stock, which may negatively impact your investment.

Our Board of Directors is authorized to issue additional shares of Series A Preferred or additional classes or series of preferred stock without any action on the part of the shareholders. The Board of Directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over the common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our dissolution, winding up and liquidation, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected. As noted above, a decline in the market price of the common stock may negatively impact the market price for the Series A Preferred.

Holders of the Series A Preferred will have limited voting rights.

Holders of the Series A Preferred have no voting rights with respect to matters that generally require the approval of voting common shareholders. Holders of the Series A Preferred will have voting rights only as required by Georgia law.

Anti-takeover provisions could negatively impact our shareholders.

Our articles of incorporation and bylaws contain provisions that may delay, deter or prevent a change in control of us. Our articles of incorporation require cause to remove a director from the board and divide the board into three classes that serve staggered three-year terms. Those provisions generally make it more difficult and time consuming for a potential acquiror to obtain control of us by replacing the Board of Directors or management. Our bylaws contain provisions electing the Georgia Fair Price Statute and Business Combination Statute. The Fair Price Statute requires supermajority board approval for a business combination with an interested shareholder, as defined in the statute, and the Business Combination Statute prohibits business combination with interested shareholders except in specified circumstances. Additionally, our articles of incorporation authorize our Board of Directors to issue additional series of preferred stock as described under “—The issuance of additional series of our preferred stock could adversely affect holders of our common stock, which may negatively impact your investment,” and such preferred stock, including additional shares of Series A Preferred, could be issued as a defensive measure in response to a takeover proposal. All of these provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our shareholders.

Risks Relating to WGNB

Weakness in the economy and in the real estate market, including specific weakness within our geographic footprint, has adversely affected us and may continue to adversely affect us.

If the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations decline, or continue to decline, this could result in, among other things, a deterioration in credit quality or a reduced demand for credit, including a resultant adverse effect on our loan portfolio and allowance for loan and lease losses. Declines in the U.S. economy and the real estate market contributed to our increasing provisions for loan losses in the fourth quarter of 2007 and first quarter of 2008 and our expectation for future loan losses and loss provisions for the remainder of 2008 and 2009. These factors could result in loan loss provisions in excess of charge-offs, delinquencies and/or greater charge-offs in future periods, which may adversely affect our financial condition and results of operations. In addition, deterioration of the U.S. economy may adversely impact our traditional banking business. Economic declines may be accompanied by a decrease in demand for consumer or commercial credit and declining real estate and other asset values. Declining real estate and other asset values may reduce the ability of borrowers to use such equity to support borrowings. Delinquencies, foreclosures and losses generally increase during economic slow downs or recessions. Additionally, our servicing costs, collection costs and credit losses may also increase in periods of economic slow down or recessions. The impact of recent events relating to subprime mortgages resulting in a substantial housing recession has not been limited to those directly involved in the real estate construction industry (such as builders and developers). Rather, it has impacted a number of related businesses such as building materials suppliers, equipment leasing firms, real estate attorneys, among others. All of these affected businesses have banking relationships and when their businesses suffer from recession, the banking relationship suffers as well.

The allowance for loan losses may prove inadequate or be negatively affected by credit risk exposures.

Our banking business depends on the creditworthiness of our borrowing customers. We regularly review the allowance for loan losses for adequacy considering economic conditions and trends, collateral values and credit quality indicators, including past charge-off experience and levels of past due loans and nonperforming assets. Determining the appropriateness of the allowance is complex and requires judgment by management about the effect of matters that are inherently uncertain. If the credit quality of our customer base materially weakens, if the risk profile of a market, industry or group of customers changes materially, or if the allowance for loan losses is not adequate, the business, financial condition, liquidity, capital, and results of operations could be adversely affected. Changes in local economic conditions could adversely affect credit quality in our loan portfolio. In addition, federal and state regulators periodically review our loan portfolio and may require us to increase the provision for loan losses or recognize loan charge-offs. Their conclusions about the quality of the loan portfolio may be different from ours. Any increase in the allowance for loan losses or charge-offs as required by these regulatory agencies could have a negative effect on our operating results.

If we have significant losses, we may need to raise additional capital, which could have a dilutive effect on existing shareholders and may affect our ability to pay dividends on our common and preferred stock.

We and our subsidiary, FNBGA, must maintain certain minimum capital ratios in order for us to remain “well-capitalized” institutions for regulatory purposes. If our or FNBGA’s capital ratios fall below the required minimums, we or FNBGA could be forced to raise additional capital. If we or FNBGA raise additional capital, the terms and pricing of such securities could be dilutive to existing shareholders and cause the price of our outstanding securities to decline. However, no assurance can be given that sufficient additional capital would be available at all or on desirable terms.

Our success depends on our ability to compete effectively in the competitive financial services industry and may be adversely affected by failures occurring at other financial institutions.

We encounter strong competition for deposits, loans, and other financial services in all of our lines of business. Our principal competitors include other commercial banks, savings banks, credit unions and savings and loan associations. Many of our competitors are significantly larger than us and have greater access to capital and other resources. In recent years, there has been substantial consolidation among companies in the financial services industry. Such consolidation may increase competition because consolidation creates larger entities who may be able to offer additional services that we are unable to offer, have greater financial resources or have substantially higher lending limits. Further, our ability to compete effectively is dependent on our ability to adapt successfully to technological and other changes within the banking and financial services industry.

In addition, all financial institutions are subject to the same risks resulting from a weakening economy such as increased charge-offs and levels of past due loans and nonperforming assets. As troubled institutions in our market area continue to dispose of problem assets, the already excess inventory of residential homes and lots will continue to negatively impact home values and increase the time it takes us or our borrowers to sell existing inventory. The perception that troubled banking institutions (and smaller banking institutions that are not “in trouble”) are risky institutions for purposes of regulatory compliance or safeguarding deposits may cause depositors nonetheless to move their funds to larger institutions. If our depositors should move their funds based on events happening at other financial institutions, our operating results would suffer.

We may become subject to a formal regulatory agreement with our primary regulatory authorities.

Because of our elevated level of non-performing assets and decrease in earnings and capital of FNBGA, we may become subject to a written agreement with our primary regulators. Such an agreement could restrict management’s activities, decrease our ability to maintain our liquidity position through typical funding sources, restrict our ability to pay dividends or otherwise manage FNBGA without prior regulatory consent or scrutiny.

Due to possible regulatory restriction , we may not be able to accept, renew or roll over any brokered deposits unless we obtain a waiver from the Federal Deposit Insurance Corporation (FDIC).

Should FNBGA become less than well capitalized, we will be restricted in our use of brokered deposits. If we are not allowed to participate in the brokered certificate of deposit market, our cost of funds could increase dramatically due to intense competition for local deposits. If we are restricted from renewing brokered deposits, we could also have intense pressure on our ability to maintain adequate liquidity levels. Many of our competitors have greater reliance on brokered deposits than we do. Many of our competitors also participate in residential construction and development lending and could experience heightened regulatory scrutiny. Those competitors may also become subject to brokered deposit restrictions which will further intensify competition for local deposits.

Our business may be adversely affected by the highly regulated environment in which we operate.

We are highly regulated by federal agencies. Recently enacted and future legislation and regulations may have significant impact on the banking and financial services industries. Regulatory or legislative changes could increase our cost of doing business, restrict our access to new products or markets, or otherwise adversely affect our operations or the manner in which we conduct our business and, on the whole, adversely affect the profitability of our business.

We may be adversely affected by interest rate changes.

We realize income primarily from the difference between interest earned on loans and investments and interest paid on deposits and other borrowings. Interest rate fluctuations are caused by many factors which, for the most part, are not under our direct control. For example, national monetary policy plays a significant role in the determination of interest rates. Additionally, competitor pricing and the resulting negotiations that occur with our customers also impact the rates we collect on loans and the rates we pay on deposits. As interest rates change, we expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this “gap” may work against us, and our earnings may be negatively affected. Although we actively manage our interest rate sensitivity, such management is not an exact science. Rapid increases or decreases in interest rates could adversely affect our net interest margin if changes in our cost of funds do not correspond to changes in income yields. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on loans may lead to an increase in non-performing assets and a reduction of interest accrued into income, which could have a material adverse affect on our results of operations.

We could be held responsible for environmental liabilities of properties acquired through foreclosure.

Environmentally related hazards have become a source of high risk and potentially unlimited liability for financial institutions relative to their loans. Environmentally contaminated properties owned by an institution’s borrowers may result in a drastic reduction in the value of the collateral securing the institution’s loans to such borrowers, high environmental clean up costs to the borrower affecting its ability to repay the loans, the subordination of any lien in favor of the institution to a state or federal lien securing clean up costs, and liability to the institution for clean up costs if it forecloses on the contaminated property or becomes involved in the management of the borrower. To minimize this risk, we may require an environmental examination of, and report with respect to, the property of any borrower or prospective borrower if circumstances affecting the property indicate a potential for contamination, taking into consideration the potential loss to the institution in relation to the burdens to the borrower. Such examination must be performed by an engineering firm experienced in environmental risk studies and acceptable to the institution, and the costs of such examinations and reports are the responsibility of the borrower. These costs may be substantial and may deter a prospective borrower from entering into a loan transaction with us.

Loss of our senior executive officers or other key employees could impair our relationship with customers and adversely affect our business.

We have assembled executive and senior management teams which have substantial background and experience in banking and financial services in the western Georgia market. Loss of these key personnel could negatively impact our earnings because of their skills, customer relationships and/or the potential difficulty of promptly replacing them.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated and deemed to be incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Forward-looking statements relate to expectations, beliefs, estimates, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “goal,” “objective,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, the performance of our portfolio and our business, financial condition, liquidity and results of operations may vary materially from those expressed, anticipated or contemplated in our forward-looking statements. You should carefully consider these risks before you invest in our securities, along with the following factors that could cause actual results to vary from our forward-looking statements:

•
the factors referenced in this prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus, including those referred to above under the caption “Risk Factors;”

•
the effect of changes in laws and regulations, including federal and state banking laws and regulations, with which we must comply, and the associated costs of compliance with such laws and regulations either currently or in the future as applicable;

•	the effect of changes in accounting policies, standards, guidelines or principles, as may be adopted by the regulatory agencies as well as by the Financial Accounting Standards Board;

•	the effect of changes in our organization, compensation and benefit plans;

•
the effect on our competitive position within our market area of the increasing consolidation within the banking and financial services industries, including the increased competition from larger regional and out-of-state banking organizations as well as non-bank providers of various financial services;

•	the effect of changes in interest rates;

•	the possibility that we may become subject to a formal agreement with our primary regulators and may be restricted in our use of brokered deposits; and

•	the effect of changes in the business cycle and downturns in local, regional or national economies.

Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus and the documents incorporated and deemed to be incorporated by reference herein.

USE OF PROCEEDS

Assuming all of the rights are exercised in the rights offering, we expect that the net proceeds from the rights offering following payment of transaction-related expenses will be approximately up to $24.94 million. The net proceeds will be used for capital enhancement and general corporate purposes.

THE RIGHTS OFFERING

The Subscription Rights

We will distribute to the holders of record of our common stock on June 30, 2008, at no charge, subscription rights to purchase shares of our Series A Preferred, up to a total of 6,057,594 subscription rights. The subscription rights will be evidenced by non-transferable subscription rights certificates.

The subscription rights will be distributed to our holders of common stock at a rate of one subscription right for each share of outstanding common stock owned by each holder on the record date. You are not required to exercise any or all of your subscription rights. We will deliver to you certificates representing the shares of Series A Preferred which you purchased with your subscription rights as soon as practicable after the rights offering has expired. Each subscription right entitles you to a basic subscription right and an over-subscription right.

Basic Subscription Right

You may purchase one whole share of our Series A Preferred at $10.00 per share for every 2.423 basic subscription rights distributed to you. As of June 30, 2008, we had outstanding 6,057,594 shares of our common stock. Because we have granted one right for each share of common stock, we granted in the aggregate 6,057,594 rights. As we are offering 2,500,000 shares of Series A Preferred in this rights offering, you must exercise 2.423 rights to acquire one share. For illustrative purposes only, if a shareholder owns 1,000 shares of our common stock on June 30, 2008, that shareholder would be permitted to purchase 412 shares [1,000 purchase rights / 2.423 = 412.72 with fractional shares rounded down to the nearest whole number].

Over-Subscription Right

In addition to your basic subscription rights, you may subscribe for additional whole shares of our Series A Preferred upon delivery of the required documents and payment of the subscription price of $10.00 per share, before the expiration of this rights offering. You may only exercise your over-subscription right if you exercised your basic subscription right in full and other holders of subscription rights do not exercise their basic subscription rights in full.

Pro Rata Allocation

If there are not enough shares of our Series A Preferred to satisfy all subscriptions made under the over-subscription right, we will allocate the remaining shares of our Series A Preferred pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. “Pro rata” means in proportion to the number of shares each rights holder subscribed for on exercise of the basic subscription rights. If there is a pro rata allocation of the remaining shares of our Series A Preferred and you receive an allocation of a greater number of shares than you subscribed for under your over-subscription right, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription rights.

Full Exercise of Basic Subscription Right

You may exercise your over-subscription right only if you exercise your basic subscription right in full. To determine if you have fully exercised your basic subscription right, we will consider only the basic subscription rights held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription right with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription right with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription right owned collectively with your spouse to exercise your individual over-subscription right.

When you complete the portion of your subscription rights certificate to exercise your over-subscription right, you will be representing and certifying that you have fully exercised your basic subscription rights granted pursuant to this prospectus. You must exercise your over-subscription rights at the same time you exercise your basic subscription rights in full.

Return of Excess Payment

If you exercised your over-subscription right and are allocated less than all of the shares of our Series A Preferred for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering. We will deliver to the record holders who purchase shares in this rights offering certificates representing the shares of our Series A Preferred that you purchased as soon as practicable after the expiration date of this rights offering and after all pro rata allocations and adjustments have been completed. However, we will not be able to begin calculations for any pro rata allocations and adjustments until three days after the expiration date, which is the latest date for our shareholders to deliver the subscription rights certificate pursuant to the guaranteed delivery procedures.

Expiration of the Rights Offering

You may exercise your subscription rights at any time before 5:00 p.m., Eastern Daylight time, on August 11, 2008, the expiration date for the rights offering unless we elect to extend the offering at our sole discretion. If you do not exercise your subscription rights before the expiration date, your unexercised subscription rights will be null and void. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, except when you have timely transmitted the documents under the guaranteed delivery procedures described below. Our officers and directors will offer and sell any shares that are not subscribed for in the rights offering to the public on a best efforts basis.

Unexercised Subscription Rights

In the event all or any portion of the subscription rights are not exercised by the holders of common stock prior to the expiration of the rights offering, we will offer those remaining shares to the public at the $10.00 per share purchase price.

Withdrawal or Termination of the Rights Offering

We may elect to withdraw or terminate this rights offering at any time prior to consummation of the offering if, due to market conditions or otherwise, our Board deems it advisable not to proceed with the rights offering. We do not have any obligation with respect to the subscription rights except to return, without interest or deduction, any subscription payments we received from you.

Method of Subscription — Exercise of Subscription Rights

You may exercise your subscription rights by delivering (or causing to be delivered) the following to the subscription agent, at or prior to 5:00 p.m., Eastern Daylight time, on August 11, 2008, the date on which the subscription rights expire (unless extended):

•	your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

•	your full subscription price payment for each share subscribed for.

Method of Payment

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of Series A Preferred you are subscribing for by:

•	check drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent; or

•	wire transfer of immediately available funds, to the subscription account maintained by the subscription agent.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	clearance of any uncertified check;

•	receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

•	receipt of collected funds in the subscription account designated above.

Clearance of Uncertified Checks

If you are paying by uncertified personal check, please note that uncertified checks may take five business days or more to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time this rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration time. We urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to avoid missing the opportunity to invest in our Series A Preferred should you decide to exercise your subscription rights. If your check is returned for insufficient funds, you will be responsible for all fees charged by the subscription agent as a result of such NSF check.

Delivery of Subscription Materials and Payment

You should deliver your rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the subscription agent by one of the methods described below:

For delivery by mail, hand delivery or overnight courier:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
Attn: Reorg/Exchange Dept.

Your delivery to an address other than the address set forth above will not constitute valid delivery. For assistance call the subscription agent at 800-368-5948.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our Series A Preferred, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the expiration date of the rights offering.

Funds Held by the Subscription Agent Pending Delivery of Shares

The subscription agent will hold your payment of the subscription price payment in a segregated account with other payments received from other rights holders until we issue your shares to you upon consummation of the rights offering.

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Notice to Record Holders Holding on Behalf of Beneficial Owners

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on June 30, 2008, the record date for the rights offering, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date for the rights offering, provided that, you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” which we will provide to you with your rights offering materials. If you did not receive this form, you should contact us to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee exercise your subscription rights, you should contact your nominee and request it to effect the transaction for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but believe that you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Rights Certificate

You should read and follow the instructions accompanying the rights certificate(s) carefully. If you want to exercise your subscription rights, you should send your rights certificate(s) with your subscription price payment to the subscription agent. Do not send your rights certificate(s) and subscription price payment to us.

You are responsible for the method of delivery of your rights certificate(s) with your subscription price payment to the subscription agent. If you send your rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier’s check, money order or wire transfer of funds. You will be responsible for any fees charged as a result of any NSF check.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your subscription rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of subscription rights if our issuance of shares of our Series A Preferred to you could be deemed unlawful under applicable law.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent on or before the time your subscription rights expire, you may exercise your subscription rights by the following guaranteed delivery procedures:

•
deliver to the subscription agent on or prior to the expiration time your subscription price payment in full for each share you subscribed for under your subscription privileges in the manner set forth under “Method of Payment” on page 19;

•
deliver to the subscription agent at or prior to the expiration time the form entitled “Notice of Guaranteed Delivery”, substantially in the form provided with the “Instructions as to Use of WGNB Corp. Subscription Rights Certificates” distributed with your rights certificates; and

•
deliver the properly completed rights certificate evidencing your rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three business days following the date of your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to Use of WGNB Corp. Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions which are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

In your Notice of Guaranteed Delivery, you must state:

•	your name and address;

•	the certificate number of the subscription rights certificate relating to the subscription rights you are exercising;

•	the number of subscription rights represented by your subscription rights certificates and the number of shares of our Series A Preferred you are subscribing for; and

•
the institution’s guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificates at the address set forth above under “Delivery of Subscription Materials and Payment” on page 20. An eligible institution may alternatively transmit its Notice of Guaranteed Delivery to the subscription agent by facsimile transmission (Facsimile No.: (908) 497-2311). To confirm facsimile deliveries, eligible institutions may call Joseph Khadaran, (908) 497-2300, ext. 2625.

Procedures for DTC Participants

We expect that your exercise of your subscription rights may be made through the facilities of The Depository Trust Company. If your subscription rights are held of record through DTC, you may exercise your basic subscription right and your over-subscription right by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our Series A Preferred for which you are subscribing, and your subscription price payment for each share for which you are subscribing.

No change will be made to the cash subscription price by reason of changes in the trading price of our common stock prior to the closing of the rights offering.

Questions about Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this prospectus, the Instructions as to the Use of WGNB Corp. Rights Certificates or the Notice of Guaranteed Delivery, you should contact the subscription agent at 800-368-5948.

Subscription Agent

We have appointed Registrar and Transfer Company to act as subscription agent for the rights offering. We will pay all fees and expenses of the subscription agent related to the rights offering and we have also agreed to indemnify the subscription agent from liabilities which it may incur in connection with the rights offering.

No Revocation

Once you have exercised your subscription privileges, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of the rights offering will expire.

Expiration Time, Extensions and Termination

The rights will expire at 5:00 p.m., Eastern Daylight time, on August 11, 2008, unless we elect to extend the offering at our sole discretion. If you do not exercise your subscription rights prior to the expiration date, your subscription rights will be null and void. We will not be required to issue shares of our Series A Preferred to you if the subscription agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described above. See also “The Rights Offering — Method of Subscription — Exercise of Subscription Rights” on page 19. We may cancel the rights offering at any time prior to the issuance of the shares of our Series A Preferred if, due to market conditions or otherwise, our Board deems it advisable not to proceed with the rights offering, in which event we will return your subscription payment, without interest.

No Board Recommendation

An investment in shares of our Series A Preferred must be made according to each investor’s evaluation of its own best interests. Accordingly, our Board of Directors makes no recommendation to rights holders regarding whether they should exercise their rights.

Participation by Directors and Executive Officers

The following directors and executive officers have indicated an intent to exercise their rights to purchase the shares offered in this rights offering allocated as follows:

W.T. Green, Jr. - $600,000	Wanda W. Calhoun - $500,000
Grady W. Cole - $250,000	Mary M. Covington - $100,000
Randall F. Eaves - $100,000	Loy M. Howard - $150,000
H.B. Lipham, III - $400,000	R. David Perry - $500,000
Richard L. Plunkett - $275,000	Donald C. Rhodes - $500,000
Thomas T. Richards - $500,000	J. Thomas Vance - $450,000
Steven J. Haack - $200,000

In addition to the foregoing, a group of directors, officers and related parties of our FNBGA subsidiary have indicated a willingness to invest in up to $2,560,000 of the shares offered in this rights offering. Combined, these indications of interest aggregate approximately $7.1 million.

Trading and Listing of the Series A Preferred

We intend to apply for listing of our Series A Preferred on the Nasdaq Capital Market. We cannot assure you that our Series A Preferred will meet the requirements for listing or that there will be an active trading market for our Series A Preferred. As a result, conversion into the underlying shares of our common stock and sale of those shares may be the only way for Series A Preferred shareholders to liquidate their investment in our Series A Preferred and conversion is only available after the third anniversary of initial issuance. The conversion price of our Series A Preferred is currently higher than the market price of our common stock, and this price disparity may continue.

THE REOFFERING OF REMAINING SHARES

Preliminary Nonbinding Subscriptions During Pendency Of Rights Offering

We will permit prospective investors who are not shareholders eligible to participate in the rights offering and who desire to purchase shares of our Series A Preferred the right to submit nonbinding subscriptions with respect to 100 or more shares of the Series A Preferred. Prospective investors who wish to do so should complete, date, and sign the preliminary subscription agreement which accompanies this prospectus and return it to WGNB Corp., P.O. Box 280, Carrollton, Georgia 30117, Attn: Steven J. Haack.

Preliminary subscriptions are NOT binding on subscribers. Do NOT send payment for your shares at this time. Upon the completion of our rights offering, we will furnish a prospectus supplement that sets forth the results of our rights offering and the amount of unsubscribed shares accompanied by an acknowledgment of subscription to all subscribers. A copy of the acknowledgment of subscription accompanies this prospectus. Upon receipt of the prospectus supplement, each subscriber will be asked to do the following:

•	Complete, date, and sign the acknowledgment of subscription.

•	Make a check payable to “WGNB Corp.” in an amount equal to the subscription price of $10.00 times the number of shares of Series A Preferred subscribed for.

•	Return the completed acknowledgment of subscription and check to WGNB Corp., P.O. Box 280, Carrollton, Georgia 30017, Attn: Steven J. Haack.

UPON RECEIPT BY WGNB OF THE ACKNOWLEDGMENT OF SUBSCRIPTION, THE PRELIMINARY SUBSCRIPTION AGREEMENT WILL BECOME BINDING ON AND IRREVOCABLE BY THE SUBSCRIBER UNTIL THE EXPIRATION DATE OF THE REOFFER PERIOD.

Expiration Date

The reoffer period will expire at the earlier of 5:00 p.m., Eastern Daylight time, on September 15, 2008 or the date on which we have accepted subscriptions for all shares remaining for purchase as reflected in the prospectus supplement. We refer to this date as the “Reoffer Expiration Date.”

Discretion To Accept Subscriptions

We have the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the Reoffer Expiration Date. In order to broaden our shareholder base to the greatest extent possible, if we receive subscriptions for a total of more than that number of shares of Series A Preferred available for sale in the reoffer period, we will generally give preference to subscriptions for smaller numbers of shares and may limit the number of shares sold to any subscriber. As a result, you may not receive any or all of the shares for which you subscribe.

We will notify subscribers no later than ten days after the expiration date as to whether and to what extent their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will return to the subscriber the unaccepted portion of the subscription funds, without interest.

Issuance Of Stock Certificates

Promptly after the acceptance of a subscription, WGNB Corp. will issue stock certificates representing the shares of Series A Preferred purchased by investors in the reoffer period. WGNB Corp. will follow the instructions contained in the accepted Subscription Agreements when it issues the stock certificates.

Subscription Proceeds

We will promptly deposit all subscription proceeds as we receive them in a noninterest-bearing deposit account with First National Bank of Georgia. Upon our acceptance of a subscription, the related subscription proceeds due to us will become immediately available for our use. Promptly following the Reoffer Expiration Date, we will refund any amounts due to subscribers whose subscriptions we did not accept as described under “—Discretion to Accept Subscriptions” above.

DESCRIPTION OF THE SERIES A PREFERRED

The following is a summary of some of the terms of the Series A Preferred. This summary contains a description of the material terms of the Series A Preferred but is not necessarily complete. We refer you to the documents referred to in the following description, copies of which are available upon request as described under “Where You Can Find More Information.”

Authorized Preferred Stock

Our authorized preferred stock consists of 10,000,000 shares of preferred stock, no par value, 3,000,000 shares of which will be designated Series A Preferred. As of the date of this prospectus, no shares of preferred stock (including the Series A Preferred) were issued and outstanding.

General

When issued, the Series A Preferred will be validly issued, fully paid, and non-assessable. The holders of the Series A Preferred will have no preemptive rights with respect to any shares of WGNB Corp.’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

The holders of Series A Preferred will be entitled to receive non-cumulative cash dividends if, as and when declared out of assets legally available for payment in respect of such Series A Preferred by our Board of Directors in its sole discretion. In the event we do not declare dividends (or do not declare the full amount of dividends) on the Series A Preferred for any dividend period, then such undeclared dividends will not cumulate and will not be payable.

When issued, the Series A Preferred will have a fixed liquidation preference, or “Liquidation Preference,” of $10.00 per share, or approximately $25,000,000 in the aggregate as of the closing of this rights offering. On a dissolution, winding-up and liquidation of our affairs, holders of Series A Preferred will be entitled to receive such Liquidation Preference per share, together with an amount equal to any authorized, declared and unpaid dividends for the then-current Dividend Period to the date of liquidation. The Series A Preferred is perpetual, will be convertible into shares of WGNB Corp. common stock as described below and will not be subject to any sinking fund or other obligation for their repurchase or retirement.

We expect to issue 2,500,000 shares of Series A Preferred in this rights offering and have the ability to issue up to 500,000 additional shares of Series A Preferred thereafter as we deem necessary. The number of outstanding shares of Series A Preferred could be increased in the future.

Rank

With respect to the payment of dividends and amounts upon liquidation, the Series A Preferred will rank equally with any other class or series of our stock that ranks on a parity with the Series A Preferred in the payment of dividends and in the distribution of assets on our dissolution, winding-up and liquidation, which we refer to as “Parity Stock,” and will rank senior to our common stock and any other class or series of our stock over which the Series A Preferred has preference or priority in the payment of dividends or in the distribution of assets on our dissolution, winding-up and liquidation, which we refer to as “Junior Stock.” As of the date hereof, there are no shares of our authorized preferred stock issued or outstanding.

We may authorize and issue additional shares of preferred stock that may rank senior to, junior to or on parity with the Series A Preferred as to dividend rights and rights upon dissolution, winding-up and liquidation without the consent of the holders of the Series A Preferred. Each series of our authorized preferred stock will, with respect to dividend rights and rights upon WGNB’s dissolution, winding-up and liquidation, rank prior or superior to common stock.

We will not declare or make any distribution on any of our Junior Stock or Parity Stock unless full dividends on all outstanding shares of Series A Preferred for the Dividend Period ending on or before the proposed dividend payment date for such Junior Stock or Parity Stock, have been paid or declared and a sum sufficient for the payment thereof set aside. We are permitted, however, to make dividends on Junior Stock or on any Parity Stock that are paid solely in additional shares of such Junior Stock or Parity Stock, as the case may be, even if we have not paid full dividends on our Series A Preferred.

Dividends

Holders of the Series A Preferred will be entitled to receive, if, as and when declared by our Board of Directors out of legally available assets, non-cumulative cash dividends on the Liquidation Preference, which is $10.00 per share of Series A Preferred. These dividends will be payable at a rate per annum equal to 9.00%, quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing September 15, 2008, each a “Dividend Payment Date”, from and including the date of issuance, if and when declared. In the case that any date on which dividends are payable on the Series A Preferred is not a business day, then payment of the dividend payable on that date will be made on the next succeeding day that is a business day. However, no interest or other payment shall be paid in respect of the delay. We refer to each quarterly period as a “Dividend Period.” Dividends in each quarterly period will be payable from the first day of such period or the issue date, in the case of the initial dividend period, if and when declared. The record date for payment of dividends on the Series A Preferred will be the last day of the immediately preceding calendar month during which the Dividend Payment Date falls. The amount of dividends payable for any Dividend Period will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The right of holders of Series A Preferred to receive dividends is non-cumulative. If our Board of Directors does not declare a dividend on the Series A Preferred or declares less than a full dividend in respect of any Dividend Period, the holders of the Series A Preferred will have no right to receive any dividend or a full dividend, as the case may be, for that Dividend Period, and we will have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are declared and paid for any future Dividend Period with respect to the Series A Preferred, Parity Stock, Junior Stock or any other class or series of our authorized preferred stock.

We are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Georgia state laws relating to the payment of dividends.

Perpetual

The Series A Preferred is perpetual and will not mature on a specified date. The Series A Preferred is not subject to any mandatory redemption provisions.

Optional Conversion Right

From and after the third anniversary of the date we first issue shares of Series A Preferred, each share of the Series A Preferred may be converted at any time, at the option of the holder, into shares of our common stock at the then applicable conversion rate. Each share of Series A Preferred is convertible into one share of our common stock (which reflects an initial conversion price of $10.00 per share of our common stock) plus cash in lieu of fractional shares, subject to anti-dilution adjustments (such rate or adjusted rate, the “conversion rate”).

If the conversion date is prior to the record date for any declared dividend on Series A Preferred for the Dividend Period in which you elect to convert, you will not receive any declared dividends for that Dividend Period. If the conversion date is after the record date for any declared dividend and prior to the Dividend Payment Date, you will receive that dividend on the relevant Dividend Payment Date if you were the holder of record on the record date for that dividend; however, whether or not you were the holder of record on the record date, if you convert after a record date and prior to the related Dividend Payment Date, you must pay to the conversion agent when you convert your shares of Series A Preferred an amount in cash equal to the full dividend actually paid on the Dividend Payment Date for the then-current Dividend Period on the shares being converted, unless your shares of Series A Preferred are being converted as a consequence of a mandatory conversion at our option as described below under “—Mandatory Conversion at Our Option.”

We will pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred or shares of our common stock or other securities issued on account of Series A Preferred or certificates representing such shares or securities. We will not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred, shares of our common stock or other securities in a name other than that in which the shares of Series A Preferred with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the registered holder thereof, and will not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to us the amount of any such tax or has established, to our satisfaction, that such tax has been paid or is not payable.

Mandatory Conversion at Our Option

On or after September 15, 2013, we may, at our option, at any time or from time to time cause some or all of the Series A Preferred to be converted into shares of our common stock.

If less than all of the shares of Series A Preferred are converted, the conversion agent (which initially will be the transfer agent) will select the Series A Preferred to be converted by lot, or on a pro rata basis or by another method the conversion agent considers fair and appropriate, including any method required by DTC or any successor depositary (so long as such method is not prohibited by the rules of any stock exchange or quotation association on which the Series A Preferred is then traded or quoted). If the conversion agent selects a portion of your shares of Series A Preferred for partial mandatory conversion and you convert a portion of your shares of Series A Preferred at the same time, the portion converted at your option will reduce the portion of your Series A Preferred selected for mandatory conversion.

To exercise the mandatory conversion right described above, we must give notice (i) by providing a notice of such conversion to each holder of our Series A Preferred or (ii) issuing a press release and making this information available on our website. The conversion date will be a date selected by us (the “mandatory conversion date”) and will be no less than ten days, and no more than 20 days, after the date on which we provide such notice of mandatory conversion or issue such press release. In addition to any information required by applicable law or regulation, the notice of mandatory conversion and press release shall state, as appropriate:

•	the mandatory conversion date;

•	the number of shares of our common stock to be issued upon conversion of each share of Series A Preferred; and

•	the number of shares of Series A Preferred to be converted.

Limitation on Beneficial Ownership

Notwithstanding the foregoing, no holder of Series A Preferred will be entitled to receive shares of our common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of our common stock outstanding at such time. Any purported delivery of shares of our common stock upon conversion of Series A Preferred shall be void and have no effect to the extent, but only to the extent, that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the shares of common stock outstanding at such time. If any delivery of shares of our common stock owed to a holder upon conversion of Series A Preferred is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 9.9% of the shares of common stock outstanding at such time. This limitation on beneficial ownership shall not constrain in any event our ability to exercise our right to cause the Series A Preferred to convert mandatorily. We reserve the right to waive this limitation in our sole discretion.

Conversion Procedures

Conversion into shares of our common stock will occur on the mandatory conversion date or any applicable conversion date (as defined below). On the mandatory conversion date, certificates representing shares of our common stock will be issued and delivered to you or your designee upon presentation and surrender of the certificate evidencing the Series A Preferred to the conversion agent if shares of the Series A Preferred are held in certificated form, and upon compliance with some additional procedures described below. If a holder’s interest is a beneficial interest in a global certificate representing Series A Preferred, a book-entry transfer through DTC will be made by the conversion agent upon compliance with the depositary’s procedures for converting a beneficial interest in a global security.

On the date of any conversion at the option of the holders, if a holder’s interest is in certificated form, a holder must do each of the following in order to convert:

•	complete and manually sign the conversion notice provided by the conversion agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the shares of Series A Preferred to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to any declared and unpaid dividend payable on the next Dividend Payment Date.

If a holder’s interest is a beneficial interest in a global certificate representing Series A Preferred, in order to convert, a holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global security.

The date on which a holder complies with the foregoing procedures is the “conversion date.”

A holder may obtain copies of the required form of the conversion notice from the conversion agent. The conversion agent will, on a holder’s behalf, convert the Series A Preferred into shares of our common stock, in accordance with the terms of the notice delivered. Payments of cash in lieu of fractional shares and, if shares of our common stock are to be delivered, a book-entry transfer through DTC will be made by the conversion agent.

The person or persons entitled to receive the shares of common stock and/or securities issuable upon conversion of the Series A Preferred will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. Prior to the close of business on the applicable conversion date, the shares of common stock and/or securities issuable upon conversion of the Series A Preferred will not be deemed to be outstanding for any purpose and you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock or other securities issuable upon conversion, by virtue of holding the Series A Preferred.

Reorganization Events

In the event of:

(a)	any consolidation or merger of us with or into another person in each case pursuant to which our common stock will be converted into cash, securities or other property of us or another person;

(b)
any sale, transfer, lease or conveyance to another person of all or substantially all of the consolidated assets of us and our subsidiary, taken as a whole, in each case pursuant to which our common stock will be converted into cash, securities or other property;

(c)	any reclassification of our common stock into securities, including securities other than our common stock; or

(d)	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

each of which is referred to as a “reorganization event,” each share of the Series A Preferred outstanding immediately prior to such reorganization event will, without the consent of the holders of the Series A Preferred, become convertible into the types and amounts of securities, cash and other property receivable in such reorganization event by a holder of the shares of our common stock that was not the counterparty to the reorganization event or an affiliate of such other party (such securities, cash and other property, the “exchange property”). In the event that holders of the shares of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders of the Series A Preferred are entitled to receive will be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of our common stock that affirmatively make an election.

Anti-Dilution Rate Adjustments

The conversion rate will be adjusted, without duplication, if certain events occur:

(a)           We effectuate a split or subdivision of the outstanding shares of our common stock or pay a dividend or make any other distribution payable in additional shares of common stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of common stock (which we refer to as “common stock equivalents”) without payment of any consideration by a holder for the additional shares of common stock or the common stock equivalents (including the additional shares of common stock issuable upon conversion or exercise thereof). In such event and as of the record date for such event (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A conversion rate shall be appropriately decreased so that the number of shares of common stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of common stock outstanding and those issuable with respect to such common stock equivalents.

(b)           If the number of shares of our common stock outstanding at any time after the Series A Preferred issuance date is decreased by a combination of the outstanding shares of common stock, then, following the record date of such combination, the Series A conversion rate shall be appropriately increased so that the number of shares of common stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(c)           If we effectuate any other recapitalization of our common stock (other than a subdivision, combination or reorganization event provided for elsewhere) provision shall be made so that the holders of Series A Preferred shall thereafter be entitled to receive upon conversion of any of their shares of Series A Preferred the number of shares of stock or other securities or property to which a holder of common stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made with respect to the rights of the holders of Series A Preferred after the recapitalization (including adjustment of the Series A conversion rate then in effect and the number of shares purchasable upon conversion of Series A Preferred).

Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing or for the repurchase of our common stock. An adjustment to the conversion rate also need not be made for a transaction referred to above if holders of the Series A Preferred may participate in the transaction on a basis and with notice that the our Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of our common stock participate in the transaction. In addition, no adjustment to the conversion rate need be made for a change in the par value or no par value of our common stock.

We may, but shall not be required to, make such increases in the conversion rate, in addition to those that are required, as our Board of Directors considers to be advisable in order to avoid or diminish any income tax to any holders of shares of our common stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.

In the event of a taxable distribution to holders of shares of our common stock that results in an adjustment of the conversion rate, or an increase in the conversion rate at our discretion, holders of Series A Preferred may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, non-U.S. holders of Series A Preferred may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements.

No adjustment in the conversion rate will be required unless such adjustment would require an increase or decrease of at least 1%; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further that any such adjustment of less than 1% that has not been made will be made upon the date of any mandatory conversion at our option.

Whenever the conversion rate is adjusted, we must deliver to the conversion agent a certificate setting forth the conversion rate, detailing the calculation of the conversion rate and describing the facts upon which the adjustment is based. In addition, we must notify the holders of the Series A Preferred of the adjustment within ten business days of any event requiring such adjustment and describe in reasonable detail the method by which the conversion rate was adjusted.

Fractional Shares

No fractional shares of our common stock will be issued to holders of the Series A Preferred upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of the Series A Preferred of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the closing price per share of our common stock determined as of the second trading day immediately preceding the effective date of conversion.

If more than one share of the Series A Preferred is surrendered for conversion at one time by or for the same holder, the number of full shares of common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred so surrendered.

Rights upon Liquidation

In the event of our voluntary or involuntary dissolution, winding-up and liquidation, the holders of the Series A Preferred at the time outstanding will be entitled to receive a liquidating distribution in the amount of the Liquidation Preference of $10.00 per share, plus any authorized, declared and unpaid dividends for the then-current Dividend Period to the date of liquidation, out of our assets legally available for distribution to our shareholders, before any distribution is made to holders of our common stock or any securities ranking junior to the Series A Preferred and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with the Series A Preferred upon liquidation and the rights of our creditors. If the amounts available for distribution upon our dissolution, winding-up and liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding Series A Preferred and all stock ranking equal to the Series A Preferred, then the holders of each series of Series A Preferred will share ratably in any distribution of assets in proportion to the full respective preferential amount to which they are entitled. After the full amount of the Liquidation Preference is paid, the holders of Series A Preferred will not be entitled to any further participation in any distribution of our assets.

For such purposes, our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business, will not be deemed to constitute our dissolution, winding-up and liquidation.

Voting

Holders of the Series A Preferred will not have any voting rights and will not be entitled to elect any directors, except as required by law provided for below.

Mandatory Voting Rights under Georgia Law. We are incorporated in Georgia. Georgia law attaches mandatory voting rights to classes or series of shares that are affected by certain amendments to the articles of incorporation, whether made by filing articles of amendment or by a merger or share exchange. The holders of the outstanding shares of a class or series are entitled to vote as a separate voting group on any amendment that would:

•	change the aggregate number of authorized shares of that class or series;

•	effect an exchange or reclassification of any shares of that class or series into shares of another class or series;

•	effect an exchange (or create a right of exchange) or reclassification of any shares of another class or series into shares of that class or series;

•	change the designation, rights, preferences, or limitations of any shares of that class or series;

•	change any shares of that class or series into a different number of shares of the same class or series;

•
create a new class or series of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of that class or series;

•
increase the rights, preferences or number of authorized shares of any class or series that, after giving effect to the amendment, would have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of that class or series;

•	limit or deny an existing preemptive right of any shares of that class or series;

•	cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on any shares of that class or series; or

•	cancel, redeem or repurchase all or part of the shares of the class or series.

These mandatory voting rights apply regardless of whether the change is favorable or unfavorable to the affected shares. Shares of two or more series of the same class must vote together as a single group with respect to any proposed amendment that would affect them in the same or a substantially similar manner. Any authorization or creation of any class or series of under the Board of Director’s right to issue “blank” check preferred stock, however, will be deemed not to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred and, notwithstanding any provision of Georgia law, holders of the Series A Preferred shall have no right to vote thereon.

DESCRIPTION OF CAPITAL STOCK

We are authorized by our articles of incorporation to issue 20,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, the terms, rights and features of which are determined by our Board of Directors upon issuance. As of the date hereof, we have 6,057,594 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. In connection with the rights offering, our Board of Directors has designated 3,000,000 shares as the Series A Preferred. The rights, preferences and restrictions of the Series A Preferred are set forth under the caption “Description of the Series A Preferred” on page 27.

All shares of common stock are entitled to share equally in dividends from funds legally available therefore, when, as and if declared by our Board of Directors, and upon liquidation or dissolution of WGNB, whether voluntary or involuntary, to share equally in the assets of WGNB available for distribution to shareholders, after satisfying in full the preferential liquidation rights of the Series A Preferred and any other series of preferred stock that may be authorized and issued in the future. Each holder of common stock is entitled to one vote for each share on all matters submitted to the shareholders.

There is no cumulative voting, redemption right, sinking fund provision, or right of conversion in existence with respect to the common stock. Our articles of incorporation do not provide for preemptive rights to acquire additional shares of common stock when issued. All of the outstanding shares of common stock are fully paid and non-assessable.

Anti-Takeover Provisions

The provisions of our articles of incorporation, bylaws and the Georgia corporation law summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

Authorized But Unissued Stock

The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common and preferred stock may enable our Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

Number Of Directors

Our bylaws currently provide that the Board of Directors shall consist of 12 directors. The number of directors may be amended only by the affirmative vote of a majority of directors then in office or the affirmative vote of shareholders owning at least two-thirds of the outstanding shares entitled to vote.

Classified Board Of Directors

The articles divide the Board of Directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the articles and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the Board of Directors, will have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to WGNB and its shareholders and whether or not a majority of WGNB's shareholders believes that such a change would be desirable.

Removal Of Directors And Filling Vacancies

The articles of incorporation provide that shareholders may not remove a director without cause. The bylaws also provide that all vacancies on the Board of Directors, including those resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even if they do not constitute a quorum. When one or more directors resign from the Board of Directors effective at a future date, a majority of directors then in office, including the directors who are to resign, may vote on filling the vacancy.

Advance Notice Requirements For Shareholder Proposals And Director Nominations

The bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors at any meeting of shareholders must be in writing and be received by the Secretary of WGNB not later than 120 days prior to the first anniversary of the date of WGNB's proxy statement released to its shareholders in connection with the previous year's annual meeting. WGNB may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

Certain Nomination Requirements

Pursuant to the bylaws, WGNB has established certain nomination requirements for an individual to be elected as a director of WGNB at any annual or special meeting of the shareholders, including that the nominating party provide WGNB within a specified time prior to the meeting (i) notice that such party intends to nominate the proposed director; (ii) the name of and certain biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The Chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the Board of Directors.

“Fair Price” Statute

WGNB has elected to adopt Georgia's “Fair Price” statute as set forth in sections 14-2-1110 through 14-2-1113 of the Georgia Business Corporation Code. Subject to certain exclusions summarized below, Section 14-2-1111 of the Georgia Business Corporation Code (“Section 14-2-1111”) requires that a “Business Combination” with an “Interested Shareholder” shall be (a) unanimously approved by the continuing directors who must constitute at least three members of the Board of Directors at the time of such approval, or (b) recommended by at least two-thirds of the continuing directors and approved by a majority of the shareholders excluding the Interested Shareholder.

“Interested Shareholder” generally includes: (a)(i) any person who is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation; or (ii) any person who is an affiliate of the corporation and who was the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation at any time within two years before the date on which such person's status as an Interested Shareholder is determined; and (b) the affiliates of such person. For the purpose of determining whether a person is an Interested Shareholder, the number of voting shares deemed to be outstanding shall not include any unissued voting shares which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants, options, or otherwise. Subject to certain exceptions, a “Business Combination” includes: (i) any merger or consolidation of the corporation or a subsidiary of the corporation; (ii) any share exchange; (iii) any sale, lease, transfer, or other disposition of assets of the corporation or its subsidiary occurring within a 12 month period and having an aggregate book value equal to 10% or more of the net assets of the corporation; (iv) any transaction that results in the issuance or transfer by the corporation or a subsidiary of the corporation of any stock of the corporation or the subsidiary representing 5% or more of the total market value of the outstanding stock of the corporation to any Interested Shareholder within a 12 month period, except pursuant to a transaction that effects a pro rata distribution to all shareholders of the corporation; (v) the adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an Interested Shareholder; and (vi) any transaction occurring within a 12 month period involving the corporation or a subsidiary of the corporation that has the effect of increasing by 5% or more the proportionate share of the stock of any class or series of the corporation or the subsidiary that is directly or beneficially owned by the Interested Shareholder. A “Continuing Director” includes any director who is not an affiliate or associate of an Interested Shareholder or any board approved successor of such a director who is not an affiliate or associate of an Interested Shareholder.

Section 14-2-1111 will not apply to a Business Combination if: (a) the aggregate amount of the cash, and fair market value five days before the consummation date if payment is to be made in other than cash, to be received per share by the shareholders is at least equal to the highest of: (i) the highest per share price, including brokerage commissions, transfer taxes, and soliciting dealers' fees, paid by the Interested Shareholder for any shares of the same class or series acquired by it within two years preceding the announcement date or in the transaction in which it became an Interested Shareholder; (ii) the higher of the fair market value per share as determined on the announcement date or the determination date; or (iii) in the case of shares other than common shares, the highest amount per share to which preferred shareholders are entitled in the event of liquidation, dissolution, or winding up of the corporation, provided that subparagraph (iii) shall only be applicable if the Interested Shareholder acquired the shares within the two years period immediately preceding the announcement date; and (b) shareholders receive cash or the form of consideration used in the past by the Interested Shareholder to purchase the largest number of shares of such class or series. Further, subject to exceptions, prior to the time the Business Combination with the Interested Shareholder takes place, without the approval of the Board of Directors, there shall have been: (i) no failure to declare and pay full dividends on the corporation's outstanding preferred shares; (ii) no reduction in the annual rate of dividends paid on common shares except as to reflect any subdivision of the shares; (iii) an increase in the annual rate of dividends to reflect any reclassification of shares; and (iv) not more than a 1% increase in the Interested Shareholder's ownership of any of the corporation's stock in any 12 month period. An Interested Shareholder may not receive a direct or indirect benefit, except proportionately as a shareholder, of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the corporation or its subsidiaries, either in anticipation of or in connection with such Business Combination or otherwise.

“Business Combination” Statute

WGNB has elected to adopt Georgia's “Business Combination” statute as set forth in sections 14-2-1131 through 14-2-1133 of the Georgia Business Corporation Code. Subject to certain exclusions summarized below, Section 14-2-1132 of the Georgia Business Corporation Code (“Section 14-2-1132”) prohibits any “Interested Shareholder” from engaging in a “Business Combination” with a Georgia corporation for five years following the date such person became an Interested Shareholder.

“Interested Shareholder” generally includes: (a)(i) any person who is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation; or (ii) any person who is an affiliate of the corporation and who was the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation at any time within two years before the date on which such person's status as an Interested Shareholder is determined; and (b) the affiliates of such person. For the purpose of determining whether a person is an interested Shareholder, the number of voting shares deemed to be outstanding shall not include any unissued voting shares which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants, or options, or otherwise. Subject to certain exceptions, a “Business Combination” includes: (i) any merger or consolidation of the corporation or a subsidiary of the corporation; (ii) any sale, lease, transfer, or other disposition of assets of the corporation or its subsidiary having an aggregate book value equal to 10% or more of the net assets of the corporation; (iii) any transaction that results in the issuance or transfer by the corporation or a subsidiary of the corporation of any stock of the corporation or the subsidiary representing 5% or more of the total market value of the outstanding stock of the corporation to any Interested Shareholder, except pursuant to a transaction that effects a pro rata distribution to all shareholders of the corporation; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation; (v) any transaction involving the corporation or a subsidiary of the corporation that has the effect of increasing by 5% or more the proportionate share of the stock of any class or series of the corporation or the subsidiary that is directly or beneficially owned by the Interested Shareholder; (vi) any receipt by the Interested Shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits or assistance or any tax credits or other tax advantages provided by or through the corporation or a subsidiary of the corporation; and (vii) any share exchange.

Section 14-2-1132 does not apply to a Business Combination if: (i) before a person became an Interested Shareholder, the Board of Directors of the corporation approved either the transaction in which the Interested Shareholder became an Interested Shareholder or the Business Combination; (ii) upon consummation of the transaction that resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least 90% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested Shareholder, the Business Combination is approved by the holders of a majority of the voting stock of the corporation not owned by the Interested Shareholder and other excluded shares.

Limitation Of Liability

Article eight of our articles of incorporation, subject to the exceptions listed below, eliminates the potential personal liability of a director for monetary damages to us and our shareholders for breach of a duty as a director. There is no elimination of liability for: (1) a breach of duty involving appropriation of a business opportunity of WGNB, (2) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit, or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code.

Article eight does not eliminate or limit our right or that of our shareholders to seek injunctive or other equitable relief not involving monetary damages. We adopted article eight pursuant to the Georgia Business Corporation Code which allows Georgia corporations, with the approval of their shareholders, to include in their articles of incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. We included article eight in our articles of incorporation to encourage qualified individuals to serve and remain as our directors. While we have not experienced any problems in locating directors, we could experience difficulty in the future as our business activities increase and diversify. Article eight was also included to enhance our ability to secure liability insurance for our directors at a reasonable cost. We intend to obtain liability insurance covering actions taken by our directors in their capacities as directors. The Board of Directors believes that article eight will enable us to secure such insurance on terms more favorable than if such a provision were not included in the articles of incorporation.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material federal income tax consequences of the rights offering to holders of common stock that hold such stock as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date of this prospectus, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons, which is defined as a citizen or resident of the United States, a domestic partnership, a domestic corporation, any estate the income of which is subject to U.S. federal income tax regardless of its source, and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

This discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including, but not limited to, holders who are subject to the alternative minimum tax, holders who are dealers in securities or foreign currency, foreign persons (defined as all persons other than U.S. persons), U.S. holders that have a principal place of business or “tax home” outside the U.S., any entity treated as a partnership for U.S. federal income tax purposes, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the rights offering or the related share issuances. The IRS could take positions concerning the tax consequences of the rights offering or the related share issuances that are different from those described in this discussion and, if litigated, a court could sustain any such positions taken by the IRS. In addition, the following summary does not address the tax consequences of the rights offering or the related share issuances under foreign, state, or local tax laws.

Each recipient of rights should consult its own tax advisor regarding the tax consequences associated with the rights offering or the related share issuances, including the applicability and effect of any state, local, foreign or other tax laws as well as changes in applicable tax laws.

Subscription Rights

Receipt. We believe you will not recognize taxable income for federal income tax purposes in connection with the receipt of subscription rights in the rights offering. However, there can be no assurance of this result.

Generally, the distribution by a corporation to the holders of its common stock of rights to acquire its convertible preferred stock will be treated for tax purposes as a distribution of the convertible preferred stock itself. The distribution by a corporation of convertible preferred stock to holders of its common stock will not be taxable unless the distribution of such stock would result in a “disproportionate” distribution. A distribution of convertible preferred stock will be treated as disproportionate when considering all relevant facts and circumstances such as the time within which the conversion right must be exercised, the dividend rate, the marketability of the stock and the conversion price, the distribution is likely to result in some shareholders exercising their conversion rights and receiving common stock and others receiving money or other property. According to applicable Treasury regulations, a distribution of convertible preferred stock is unlikely to result in a disproportionate distribution under circumstances where (i) the conversion right may be exercised over a long period (e.g., 20 years) and (ii) the dividend rate is consistent with market conditions at the time the convertible preferred stock is distributed. In contrast, Treasury regulations provide that a distribution of convertible preferred stock is likely to result in a disproportionate distribution under circumstances where (i) the conversion right must be exercised within a relatively short period (e.g., four months) and (ii) taking into account additional factors such as the conversion price, dividend rate, redemption provisions and marketability of the convertible preferred stock it may be anticipated that some shareholders will exercise their conversion right and some will not. Because the determination of whether a distribution of convertible preferred stock will be treated as disproportionate or not is based on all relevant facts and circumstances, and because the applicable Treasury regulations only provide specific guidance in the more extreme cases, it is not possible to definitively conclude whether the distribution of the Series A Preferred to holders of common stock would be considered to result in a “disproportionate” distribution.

In the event the IRS successfully asserts that your receipt of subscription rights is currently taxable, the discussion under the heading “Alternative Treatment of Subscription Rights” describes the tax consequences that will result from such a determination. The remainder of the discussion under this heading “Subscription Rights” assumes that the distribution of the subscription rights in the rights offering will not result in a “disproportionate” distribution.

Tax Basis and Holding Period. The tax basis of the subscription rights received by a holder in the rights offering will be zero, unless (a) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received, or (b) you elect, by attaching a statement to your federal income tax return for the taxable year in which the subscription rights are received, to allocate basis to the subscription rights, in either of which cases, your tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. Your holding period for the subscription rights received in the rights offering will include your holding period for the common stock with respect to which the subscription rights were received.

Expiration. You will not recognize any gain or loss if you allow the subscription rights received in the rights offering to expire, and your tax basis is the common stock with respect to which such subscription rights were distributed will be equal to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

Alternative Treatment of Subscription Rights

Receipt. If the IRS were to successfully assert that the distribution of the subscription rights in the rights offering resulted in a “disproportionate” distribution, each holder would be considered to have received a distribution with respect to such holder’s common stock in an amount equal to the fair market value of the subscription rights received by such holder on the date of the distribution. This distribution generally would be taxed as dividend income to the extent of your ratable share of our current and accumulated earnings and profits. [Our accumulated earnings and profits as of December 31, 2007 were $41,786,537. The amount of any distribution in excess of our earnings and profits will be applied to reduce, but not below zero, your tax basis in your common stock, and any excess generally will be taxable to you as capital gain (long-term, if your holding period with respect to your common stock is more than one year as of the date of distribution, and otherwise short-term). Under current law for taxable years beginning prior to January 1, 2011, so long as certain holding period requirements are satisfied, the maximum federal income tax rate on most dividends received by individuals is generally 15%. Your tax basis in the subscription rights received pursuant to the rights offering would be equal to their fair market value on the date of distribution and the holding period for the rights would begin upon receipt. The remainder of the discussion under this heading “Alternative Treatment of the Subscription Rights” assumes that a holder’s receipt of subscription rights in the rights offering is a taxable event.

Expiration. If your subscription rights lapse without being exercised, you will recognize a capital loss equal to your tax basis in such expired subscription rights. The deductibility of capital losses is subject to limitations.

Exercise; Tax Basis in and Holding Period of Series A Convertible Preferred Stock

You will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis of the Series A Preferred acquired through exercise of the subscription rights will equal the sum of the subscription price for the Series A Preferred and your tax basis, if any, in the subscription rights as described above. Your holding period for the Series A Preferred acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

Series A Convertible Preferred Stock

The following is a summary of certain U.S. federal income tax and, for non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership, conversion and disposition of the Series A Preferred and our common stock received in respect thereof as of the date hereof. Except where noted, this summary deals only with the Series A Preferred and our common stock held as capital assets. As used herein, the term “U.S. holder” means a beneficial owner of the Series A Preferred or our common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

As used herein, the term “non-U.S. holder” means a beneficial owner of the Series A Preferred or our common stock that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

This summary is not a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding the Series A Preferred or our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for U.S. federal income tax purposes;

•	a person who is an investor in a pass-through entity;

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below.

If a partnership holds the Series A Preferred or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Series A Preferred or our common stock, you should consult your own tax advisors.

This summary does not contain a detailed description of all the U.S. federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-U.S. tax laws. If you are considering the purchase, ownership or disposition of the Series A Preferred, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

Dividends. Distributions on the Series A Preferred or our common stock will be dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and will be taxable as ordinary income, although possibly at reduced rates, as discussed below. Although we expect that our current and accumulated earnings and profits will be such that all distributions paid with respect to the Series A Preferred or our common stock will qualify as dividends for U.S. federal income tax purposes, we cannot guarantee that result. Our accumulated earnings and profits and our current earnings and profits in future years will depend in significant part on our future profits or losses, which we cannot accurately predict. To the extent that the amount of any distribution paid on the Series A Preferred or our common stock exceeds our current and accumulated earnings and profits attributable to that share of the Series A Preferred or our common stock, the distribution will be treated first as a tax-free return of capital and will be applied against and will reduce the U.S. holder’s adjusted tax basis (but not below zero) in that share of the Series A Preferred or our common stock. This reduction in basis will increase any gain, or reduce any loss realized by the U.S. holder on the subsequent sale, redemption or other disposition of the Series A Preferred or our common stock. The amount of any such distribution in excess of the U.S. holder’s adjusted tax basis will be taxed as capital gain. For purposes of the remainder of the discussion under this heading, it is assumed that distributions paid on the Series A Preferred or our common stock will constitute dividends for U.S. federal income tax purposes.

If a U.S. holder is a corporation, dividends that are received by it will generally be eligible for a 70% dividends received deduction under the Code. However, the Code disallows this dividends received deduction in its entirety if the Series A Preferred or our common stock with respect to which the dividend is paid is held by such U.S. holder for less than 46 days during the 91-day period beginning on the date which is 45 days before the date on which the Series A Preferred or our common stock becomes ex-dividend with respect to such dividend. (A 91-day minimum holding period applies to any dividends on the Series A Preferred that are attributable to periods in excess of 366 days.)

Under current law, if a U.S. holder is an individual or other non-corporate holder, dividends received by such U.S. holder generally will be subject to a reduced maximum tax rate of 15% for taxable years beginning before January 1, 2011, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction does not apply to dividends received to the extent that U.S. holders elect to treat the dividends as “investment income,” for purposes of the rules relating to the limitation on the deductibility of investment-related interest, which may be offset by investment expense. Furthermore, the rate reduction will also not apply to dividends that are paid to such holders with respect to the Series A Preferred or our common stock that is held by the holder for less than 61 days during the 121-day period beginning on the date which is 60 days before the date on which the Series A Preferred or our common stock become ex-dividend with respect to such dividend. (A 91-day minimum holding period applies to any dividends on the Series A Preferred that are attributable to periods in excess of 366 days.)

In general, for purposes of meeting the holding period requirements for both the dividends received deduction and the reduced maximum tax rate on dividends described above, U.S. holders may not count towards their holding period any period in which they (a) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of the Series A Preferred or our common stock, as the case may be, or substantially identical stock or securities, (b) are the grantor of an option to buy the Series A Preferred or our common stock, as the case may be, or substantially identical stock or securities or (c) otherwise have diminished their risk of loss on the Series A Preferred or our common stock, as the case may be, by holding one or more other positions with respect to substantially similar or related property. The U.S. Treasury regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is, including, without limitation, the beneficiary of a guarantee, surety agreement or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock. In addition, the Code disallows the dividends received deduction as well as the reduced maximum tax rate on dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. holders are advised to consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

U.S. holders that are corporations should consider the effect of Section 246A of the Code, which reduces the dividends received deduction allowed with respect to “debt-financed portfolio stock.” The Code also imposes a 20% alternative minimum tax on corporations. In some circumstances, the portion of dividends subject to the dividends received deduction will serve to increase a corporation’s minimum tax base for purposes of the determination of the alternative minimum tax. In addition, a corporate U.S. holder may be required to reduce its basis in stock with respect to certain “extraordinary dividends”, as provided under Section 1059 of the Code. U.S. holders should consult their own tax advisors in determining the application of these rules in light of their particular circumstances.

Sale or Other Disposition. A sale, exchange, or other disposition of the Series A Preferred or our common stock will generally result in gain or loss equal to the difference between the amount realized upon the disposition (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and a U.S. holder’s adjusted tax basis in the Series A Preferred or our common stock, as the case may be. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Series A Preferred or our common stock, as applicable, exceeds one year. Under current law, if a U.S. holder is an individual or other non-corporate holder, net long-term capital gain realized by such U.S. holder is subject to a reduced maximum tax rate of 15%. For taxable years beginning on or after January 1, 2011, the maximum rate is scheduled to return to the previously effective 20% rate. The deduction of capital losses is subject to limitations.

Conversion of the Series A Convertible Preferred Stock into Common Stock. As a general rule, a U.S. holder will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Series A Preferred. The adjusted tax basis of common stock received on conversion will equal the adjusted tax basis of the Series A Preferred converted (reduced by the portion of adjusted tax basis allocated to any fractional common stock exchanged for cash, as described below), and the holding period of such common stock received on conversion will generally include the period during which the converted Series A Preferred was held prior to conversion.

Cash received in lieu of a fractional share of our common stock will generally be treated as a payment in a taxable exchange for such fractional share of our common stock, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share of our common stock. Any cash received attributable to any declared and unpaid dividends on the Series A Preferred will be treated as described above under “—U.S. Holders—Dividends.”

In the event a U.S. holder’s Series A Preferred is converted pursuant to certain transactions, including our consolidation or merger into another person (see “Description of the Series A Convertible Preferred Stock—Reorganization Events”), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. Each U.S. holder should consult its tax adviser to determine the specific tax treatment of a conversion under such circumstances.

Adjustment of Conversion Rate. The conversion rate of the Series A Preferred is subject to adjustment under certain circumstances. U.S. Treasury regulations promulgated under Section 305 of the Code would treat a U.S. holder of the Series A Preferred as having received a constructive distribution includable in such U.S. holder’s income in the manner as described above under “—U.S. Holders—Dividends,” above, if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of a U.S. holder in our earnings and profits. For example, an increase in the conversion rate to reflect a taxable dividend to holders of common stock will generally give rise to a deemed taxable dividend to the holders of the Series A Preferred to the extent of our current and accumulated earnings and profits. In addition, an adjustment to the conversion rate of the Series A Preferred or a failure to make such an adjustment could potentially give rise to constructive distributions to U.S. holders of our common stock. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holders of the Series A Preferred, however, will generally not be considered to result in a constructive dividend distribution.

Information Reporting and Backup Withholding. In general, information reporting will apply to dividends in respect of the Series A Preferred or our common stock and the proceeds from the sale, exchange or other disposition of the Series A Preferred or our common stock that are paid to a U.S. holder within the United States (and in certain cases, outside the United States), unless a U.S. holder is an exempt recipient such as a corporation. Backup withholding may apply to such payments if a U.S. holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

Dividends. Dividends (including any constructive distributions taxable as dividends) paid to a non-U.S. holder of the Series A Preferred or our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of the Series A Preferred or our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the Series A Convertible Preferred Stock or our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of the Series A Preferred or our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Other Disposition. Any gain realized on the disposition of the Series A Preferred or our common stock (including, in the case of conversion, the deemed exchange that gives rise to a payment of cash in lieu of a fractional share of our common stock) generally will not be subject to U.S. federal income tax unless:

•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition (or deemed to have been present in the United States for 183 days or more in such taxable year based on a weighted factor of the number of days present in the United States over the past three years), and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes so withholding rules related to such corporations will not be applicable.

Conversion into Common Stock. Non-U.S. holders will generally not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Series A Preferred, except with respect to any cash received in lieu of a fractional share of our common stock that is taxable as described above under “—Non-U.S. Holders—Sale or Other Disposition.”

Adjustment of Conversion Rate. As described above under “—U.S. Holders—Adjustment of Conversion Rate”, adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a non-U.S. holder in our earning and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “—Non-U.S. Holders—Dividends.”

Federal Estate Tax

The Series A Convertible Preferred Stock and common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of the Series A Preferred or our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, Keogh plan or other retirement plan, account or arrangement, or a “plan,” to acquire or hold the Series A Convertible Preferred Stock should consider whether an investment in the Series A Preferred (and the common stock issuable upon conversion of the Series A Preferred) would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA and/or Section 4975 of the Code including entities such as collective investment funds, partnerships and separate accounts or insurance company pooled separate accounts or insurance company general accounts whose underlying assets include the assets of such plans, or collectively, “Plans,” from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code, or “parties in interest,” with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws, or “Similar Laws.”

The acquisition or holding of the Series A Preferred (and the common stock issuable upon conversion of the Series A Preferred) by a Plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless the Series A Preferred (or such common stock) is acquired or held pursuant to and in accordance with an applicable exemption.

Accordingly, the Series A Preferred (and the common stock issuable upon conversion of the Series A Preferred) may not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless such purchase or holding is eligible for the exemptive relief available under a Prohibited Transaction Class Exemption, or “PTCE,” such as PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 issued by the U.S. Department of Labor or there is some other basis on which the purchase or holding of the Series A Preferred (or such common stock) is not prohibited, such as the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, or the “Service Provider Exemption,” for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration. Each purchaser or holder of the Series A Preferred (and the common stock issuable upon conversion of the Series A Preferred) or any interest therein, and each person making the decision to purchase or hold the Series A Preferred (or such common stock) on behalf of any such purchaser or holder will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), that on each day from the date on which the purchaser or holder acquires its interest in the Series A Preferred (or the common stock issuable upon conversion of the Series A Preferred) to the date on which the purchaser disposes of its interest in the Series A Preferred (or such common stock), that such purchaser and holder, by its purchase or holding of the Series A Preferred (or such common stock) or any interest therein that (a) its purchase and holding of the Series A Preferred (and the common stock issuable upon conversion of the Series A Preferred) is not made on behalf of or with “plan assets” of any Plan, or (b) if its purchase and holding of the Series A Preferred (and the common stock issuable upon conversion of the Series A Preferred) is made on behalf of or with “plan assets” of a Plan, then (i) its purchase and holding of the Series A Preferred (and the common stock issuable upon conversion of the Series A Preferred) will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (ii) neither WGNB Corp. nor any of our affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of the Series A Preferred (and the common stock issuable upon conversion of the Series A Preferred) and has not provided any advice that has formed or may form a basis for any investment decision concerning the purchase or holding of the Series A Preferred. Each purchaser and holder of the Series A Preferred (and the common stock issuable upon conversion of the Series A Preferred) or any interest therein on behalf of any governmental plan will be deemed to have represented and warranted by its purchase or holding of the Series A Preferred or any interest therein that such purchase and holding does not violate any applicable Similar Laws or rules.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Series A Preferred on behalf of or with “plan assets” of any plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

PLAN OF DISTRIBUTION

On or about July 11, 2008, we will distribute the subscription rights, subscription certificates, and copies of this prospectus to persons that owned shares of common stock on June 30, 2008. If you wish to exercise your subscription rights and purchase shares of Series A Preferred, you should complete the subscription certificate and return it with payment for the shares to the subscription agent, Registrar and Transfer Company at the address on page 20. If you have any questions, you should contact Registrar and Transfer Company at 800-368-5948.

We have agreed to pay the subscription agent a fee plus certain expenses, which we estimate will total approximately $10,000. We estimate that our total expenses in connection with the rights offering will be approximately $61,000.

To the extent we have shares remaining available (after taking into consideration all requested over-subscription rights), we will offer those shares to the public at the $10.00 per share purchase price. The offering to the public will be made through the best efforts of our officers and directors only and will not be underwritten. Our officers and directors will not receive any commissions or other compensation for soliciting sales of the Series A Preferred, but they will be reimbursed for reasonable expenses they incur in the offering. We may also use the services of brokers and/or dealers to help sell the Series A Preferred although there are no present arrangements or agreements with any brokers or dealers with respect to this offering.

WHERE YOU CAN FIND MORE INFORMATION

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, these securities in any state where the offer or sale is prohibited. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any materials we have filed with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information concerning issuers that file electronically with the Commission, including us. We also maintain an Internet site at www.wgnb.com that contains information concerning us. The information contained or referred to on our website is not incorporated by reference in this prospectus and is not a part of this prospectus.

We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 to register the securities being offered in this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement. For further information regarding us and our securities, please refer to the registration statement and the documents filed or incorporated by reference as exhibits to the registration statement. You may obtain the registration statement and its exhibits from the Commission as indicated above or from us. Statements contained in this prospectus as to the contents of any contract or other document that is filed or incorporated by reference as an exhibit to the registration statement may not contain all the information that is important to you. We therefore refer you to the full text of the contract or other document filed or incorporated by reference as an exhibit to the registration statement.

The Commission allows us to “incorporate by reference” into this prospectus certain of the information we have filed with the Commission, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be part of this prospectus.

The following documents, which have been filed with the Commission (File No. 000-30805), are incorporated herein by reference:

•	our annual report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 31, 2008;

•	our definitive proxy statement on Schedule 14A filed with the Commission on April 30, 2008; and

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2008 filed with the Commission on May 15, 2008.

We will provide to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference into this prospectus at no cost to the requester. Requests for such documents should be directed to WGNB Corp., Attn: Steven J. Haack, Corporate Secretary, 201 Maple Street, P.O. Box 280, Carrollton, Georgia 30117, Tel: (770) 832-3557. In addition, you may access these documents on our website www.wgnb.com.

LEGAL MATTERS

The validity of the shares of our Series A Convertible Preferred Stock offered hereby will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP.

EXPERTS

Porter Keadle Moore, LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Porter Keadle Moore, LLP’s report, given on their authority as experts in accounting and auditing.

TRANSFER AGENT AND SUBSCRIPTION AGENT

Our stock transfer agent is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572. Registrar and Transfer Agent is also serving as the subscription agent for the rights offering.

PART II
Information not required in prospectus

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than agent’s commissions, payable by us in connection with the rights offering of the Series A Preferred being registered. All amounts are estimates except the Securities and Exchange Commission filing fee.

Securities and Exchange Commission registration fee	$982.50
Accounting fees and expenses*	$5,000
Legal fees and expenses*	$35,000
Printing and engraving costs*	$10,000
Transfer and subscription agent’s fees and expenses*	$10,000
TOTAL	$60,982.50

* Estimated pursuant to instruction to Rule 511 of Regulation S-K.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The articles of incorporation of WGNB Corp. provide that WGNB may indemnify or obligate itself to indemnify its officers and directors for their actions to the fullest extent permitted under the Georgia Business Corporation Code (the “GBCC”). Article Nine of WGNB’s articles of incorporation provides that WGNB may indemnify or reimburse any person for reasonable expenses actually incurred in connection with any action, suit, or proceeding, whether civil or criminal, to which such person is made a party by reason of his or her position as a director, trustee, officer, employee, or agent of WGNB, or by reason of such person serving, at the request of WGNB, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise.

Article Nine of WGNB’s articles of incorporation further authorizes WGNB, upon approval by its Board of Directors, to pay expenses in advance of final disposition of any action, suit or proceeding involving a director, trustee, officer, employee, or agent if such person submits an undertaking to WGNB (i) of his or her good faith belief that he or she has met the standard of conduct set forth in the GBCC Section 14-2-856(b) and (ii) that he or she will repay such amount unless it is ultimately determined that he or she was entitled to such amount under Article Nine.

As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of WGNB, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

WGNB’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

On July 2, 2007, we completed a private placement of $10,500,000 of trust preferred securities through a newly formed Delaware trust affiliate, WGNB Statutory Trust I, (the “Trust”). The trust preferred securities mature in June 2037, are redeemable at our option beginning after five years, and bear interest at a variable rate per annum equal to the three-month LIBOR plus 1.55%. Under applicable regulatory guidelines, these trust preferred securities qualify as Tier 1 capital. All of the common securities of the Trust are held by WGNB. The proceeds from the sale of the trust preferred securities were used by the Trust to purchase $10,825,000 in aggregate principal amount of our junior subordinated debentures.

We believe our offering and sale of the securities in the above transaction, made only to accredited investors, were exempt from registration under Section 4(2) of the Securities Act. The certificates representing the securities issued contain a legend to the effect that such securities were not registered under the Securities Act and may not be transferred except pursuant to an effective registration statement or pursuant to an exemption from such registration requirements.

ITEM 16.  EXHIBITS

Exhibit No.	Description

(a) The following exhibits are filed with this Registration Statementt:

3.1	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10-SB filed June 14, 2000 (the “Form 10-SB”))

3.2	Amendment to Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed June 19, 2008)

3.3**	Form of Amendment to Amended and Restated Articles of Incorporation Regarding Designations, Preferences and Rights of Series A Convertible Preferred Stock of WGNB Corp.

3.4	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to the Form 10-SB)

4.1	See exhibits 3.1 through 3.4 for provisions of Company’s Articles of Incorporation and Bylaws Defining the Rights of Shareholders

4.2	Specimen certificate representing shares of Common Stock (Incorporated by reference to Exhibit 4.2 to the Form 10-SB)

4.3**	Specimen certificate representing shares of Series A Convertible Preferred Stock

4.4	Amended and Restated Trust Agreement dated July 2, 2007 (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed July 6, 2007 (the “July 2007 Form 8-K”)

4.5	Indenture, dated July 2, 2007, by and between WGNB Corp. and Wilmington Trust Company (Incorporated by reference to Exhibit 4.2 to the July 2007 Form 8-K)

4.6	Guarantee Agreement, dated July 2, 2007, by and between WGNB Corp. and Wilmington Trust Company (Incorporated by reference to Exhibit 4.3 to the July 2007 Form 8-K)

5.1+	Opinion of Paul, Hastings, Janofsky & Walker LLP as to legality of the securities being registered

10.1*
Employment Agreement dated as of July 11, 2006 between H.B. Lipham, III, WGNB Corp. and West Georgia National Bank (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated July 11, 2006)

10.2*	Bonus and Stock Option Agreement dated as of September 23, 1998 between the Company and H.B. Lipham, III (Incorporated by reference to Exhibit 10.6 to the Form 10-SB)

10.3*	Bonus and Stock Option Agreement dated as of September 23, 1998 between the Company and W. Galen Hobbs, Jr. (Incorporated by reference to Exhibit 10.7 to the Form 10-SB)

10.4*	Bonus and Stock Option Agreement dated as of September 23, 1998 between the Company and Steven J. Haack (Incorporated by reference to Exhibit 10.8 to the Form 10-SB)

10.5*	Form of Election for Payment of Director Meeting Fees (Incorporated by reference to Exhibit 10.10 to the Form 10-SB)

10.6*
Employment Agreement dated August 8, 2005 among WGNB Corp., West Georgia National Bank and Steven J. Haack (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 8, 2005)

10.7*
Employment Agreement dated July 11, 2005 between West Georgia National Bank and W. Galen Hobbs, Jr. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated July 11, 2005)

10.8*
Second Amendment to Bonus and Stock Option Agreement dated June 17, 2002 between the Company and H.B. Lipham, III (Incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (the “6/30/02 Form 10-Q)

10.9*	Incentive Stock Option Agreement dated March 12, 2002 between the Company and H.B. Lipham, III
(Incorporated by reference to Exhibit 10.8 to the 6/30/02 Form 10-Q)

10.10*	Amendment to Bonus and Stock Option Agreement dated May 30, 2002 between the Company and W. Galen Hobbs, Jr. (Incorporated by reference to Exhibit 10.10 to the 6/30/02 Form 10-Q)

10.11*	Incentive Stock Option Agreement dated March 12, 2002 between the Company and W. Galen Hobbs, Jr. (Incorporated by reference to Exhibit 10.11 to the 6/30/02 Form 10-Q)

10.12*	Amendment to Bonus and Stock Option Agreement dated April 26, 2002 between the Company and Steven J. Haack (Incorporated by reference to Exhibit 10.13 to the 6/30/02 Form 10-Q)

10.13*	Incentive Stock Option Agreement dated March 12, 2002 between the Company and Steven J. Haack
(Incorporated by reference to Exhibit 10.14 to the 6/30/02 Form 10-Q)

10.14*	2003 Stock Incentive Plan (Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement for its 2004 Annual Meeting)

10.15*
Employment Agreement dated December 31, 2002 between the Company and William R. Whitaker (Incorporated by reference to Exhibit 10.31 to the Company Annual Report on Form 10-K for year ended December 31, 2004 (the “2004 Form 10-K”))

10.16*	Bonus and Stock Option Agreement dated December 27, 2004 between the Company and William R. Whitaker (Incorporated by reference to Exhibit 10.32 to the 2004 Form 10-K)

10.17*
Separations Agreement and Release dated February 14, 2006 between the Company, the Bank and L. Leighton Alston (Incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005)

10.18*	Employment Agreement, dated July 1, 2007 among WGNB Corp. West Georgia National Bank and Randall F. Eaves (Incorporated by reference to Exhibit 10.1 to the July 2007 Form 8-K)

10.19*	Employment Agreement, dated July 1, 2007 among WGNB Corp. West Georgia National Bank and Mary Covington (Incorporated by reference to Exhibit 10.2 to the July 2007 Form 8-K)

10.20*
Employment Agreement dated January 2, 2007 between Robert M. Gordy, Jr. and West Georgia National Bank (Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007)

21**	Subsidiary of WGNB Corp.

23.1**	Consent of Porter Keadle Moore, LLP

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1**	Form of Letter of Transmittal

99.2**	Form of Instructions as to Use of WGNB Corp Subscription Rights Certificates

99.3**	Form of Transmittal Letter to Nominees

99.4**	Form of Transmittal Letter from Nominees to Clients

99.5**	Notice of Guaranteed Delivery

99.6**	Nominee Holder Certification Form

99.7**	Beneficial Owner Election Form

99.8**	Form of Subscription Rights Certificate

99.9**	Preliminary Subscription Agreement

99.10**	Acknowledgment of Subscription

*	Indicates management contract or compensatory plan or arrangement.
**	Filed herewith.
+	To be filed by amendment.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the amount of unsubscribed securities and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Carrolton, Georgia, on June 20, 2008.

WGNB CORP.

By:	/s/ H.B. Lipham, III
H.B. Lipham, III Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints H.B. Lipham, III and Steven J. Haack, and each of them singly, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities (including such person’s capacity as a director and/or officer of WGNB Corp.), to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ H.B. Lipham, III	Director and
H.B. Lipham, III	Chief Executive Officer (principal executive officer)	June 20, 2008

/s/ Steven J. Haack	Secretary and Treasurer
Steven J. Haack	(principal financial and accounting officer)	June 20, 2008

/s/ W.T. Green, Jr.	Chairman of the Board	June 20, 2008
W.T. Green, Jr.

	Director	June 20, 2008
Wanda W. Calhoun

	Director	June 20, 2008
Grady W. Cole

/s/ Mary M. Covington	Director and Executive Vice President	June 20, 2008
Mary M. Covington

/s/ Randall F. Eaves	Director and President	June 20, 2008
Randall F. Eaves

/s/ Loy M. Howard	Director	June 20, 2008
Loy M. Howard

	Director	June 20, 2008
R. David Perry

	Director	June 20, 2008
L. Richard Plunkett

/s/ Donald C. Rhodes	Director	June 20, 2008
Donald C. Rhodes

	Director	June 20, 2008
Thomas T. Richards

/s/ J. Thomas Vance	Director	June 20, 2008
J. Thomas Vance

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10-SB filed June 14, 2000 (the “Form 10-SB”))

3.2	Amendment to Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed June 19, 2008)

3.3**	Form of Amendment to Amended and Restated Articles of Incorporation Regarding Designations, Preferences and Rights of Series A Convertible Preferred Stock of WGNB Corp.

3.4	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to the Form 10-SB)

4.1	See exhibits 3.1 through 3.4 for provisions of Company’s Articles of Incorporation and Bylaws Defining the Rights of Shareholders

4.2	Specimen certificate representing shares of Common Stock (Incorporated by reference to Exhibit 4.2 to the Form 10-SB)

4.3**	Specimen certificate representing shares of Series A Convertible Preferred Stock

4.4	Amended and Restated Trust Agreement dated July 2, 2007 (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed July 6, 2007 (the “July 2007 Form 8-K”)

4.5	Indenture, dated July 2, 2007, by and between WGNB Corp. and Wilmington Trust Company (Incorporated by reference to Exhibit 4.2 to the July 2007 Form 8-K)

4.6	Guarantee Agreement, dated July 2, 2007, by and between WGNB Corp. and Wilmington Trust Company (Incorporated by reference to Exhibit 4.3 to the July 2007 Form 8-K)

5.1+	Opinion of Paul, Hastings, Janofsky & Walker LLP as to legality of the securities being registered

10.1*
Employment Agreement dated as of July 11, 2006 between H.B. Lipham, III, WGNB Corp. and West Georgia National Bank (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated July 11, 2006)

10.2*	Bonus and Stock Option Agreement dated as of September 23, 1998 between the Company and H.B. Lipham, III (Incorporated by reference to Exhibit 10.6 to the Form 10-SB)

10.3*	Bonus and Stock Option Agreement dated as of September 23, 1998 between the Company and W. Galen Hobbs, Jr. (Incorporated by reference to Exhibit 10.7 to the Form 10-SB)

10.4*	Bonus and Stock Option Agreement dated as of September 23, 1998 between the Company and Steven J. Haack (Incorporated by reference to Exhibit 10.8 to the Form 10-SB)

10.5*	Form of Election for Payment of Director Meeting Fees (Incorporated by reference to Exhibit 10.10 to the Form 10-SB)

10.6*
Employment Agreement dated August 8, 2005 among WGNB Corp., West Georgia National Bank and Steven J. Haack (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 8, 2005)

10.7*
Employment Agreement dated July 11, 2005 between West Georgia National Bank and W. Galen Hobbs, Jr. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated July 11, 2005)

1

10.8*
Second Amendment to Bonus and Stock Option Agreement dated June 17, 2002 between the Company and H.B. Lipham, III (Incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (the “6/30/02 Form 10-Q)

10.9*	Incentive Stock Option Agreement dated March 12, 2002 between the Company and H.B. Lipham, III (Incorporated by reference to Exhibit 10.8 to the 6/30/02 Form 10-Q)

10.10*	Amendment to Bonus and Stock Option Agreement dated May 30, 2002 between the Company and W. Galen Hobbs, Jr. (Incorporated by reference to Exhibit 10.10 to the 6/30/02 Form 10-Q)

10.11*	Incentive Stock Option Agreement dated March 12, 2002 between the Company and W. Galen Hobbs, Jr. (Incorporated by reference to Exhibit 10.11 to the 6/30/02 Form 10-Q)

10.12*	Amendment to Bonus and Stock Option Agreement dated April 26, 2002 between the Company and Steven J. Haack (Incorporated by reference to Exhibit 10.13 to the 6/30/02 Form 10-Q)

10.13*	Incentive Stock Option Agreement dated March 12, 2002 between the Company and Steven J. Haack
(Incorporated by reference to Exhibit 10.14 to the 6/30/02 Form 10-Q)

10.14*	2003 Stock Incentive Plan (Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement for its 2004 Annual Meeting)

10.15*
Employment Agreement dated December 31, 2002 between the Company and William R. Whitaker (Incorporated by reference to Exhibit 10.31 to the Company Annual Report on Form 10-K for year ended December 31, 2004 (the “2004 Form 10-K”))

10.16*	Bonus and Stock Option Agreement dated December 27, 2004 between the Company and William R. Whitaker (Incorporated by reference to Exhibit 10.32 to the 2004 Form 10-K)

10.17*
Separations Agreement and Release dated February 14, 2006 between the Company, the Bank and L. Leighton Alston (Incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005)

10.18*	Employment Agreement, dated July 1, 2007 among WGNB Corp. West Georgia National Bank and Randall F. Eaves (Incorporated by reference to Exhibit 10.1 to the July 2007 Form 8-K)

10.19*	Employment Agreement, dated July 1, 2007 among WGNB Corp. West Georgia National Bank and Mary Covington (Incorporated by reference to Exhibit 10.2 to the July 2007 Form 8-K)

10.20*
Employment Agreement dated January 2, 2007 between Robert M. Gordy, Jr. and West Georgia National Bank (Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007)

21**	Subsidiary of WGNB Corp.

23.1**	Consent of Porter Keadle Moore, LLP

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1**	Form of Letter of Transmittal

2

99.2**	Form of Instructions as to Use of WGNB Corp Subscription Rights Certificates

99.3**	Form of Transmittal Letter to Nominees

99.4**	Form of Transmittal Letter from Nominees to Clients

99.5**	Notice of Guaranteed Delivery

99.6**	Nominee Holder Certification Form

99.7**	Beneficial Owner Election Form

99.8**	Form of Subscription Rights Certificate

99.9**	Preliminary Subscription Agreement

99.10**	Acknowledgment of Subscription

*	Indicates management contract or compensatory plan or arrangement.
**	Filed herewith.
+	To be filed by amendment.

3